Exhibit 10.1
Execution Version

$5,000,000,000 REVOLVING CREDIT AGREEMENT
dated as of September 2, 2010
among
ANADARKO PETROLEUM CORPORATION,
as Borrower,
JPMORGAN CHASE BANK, N.A.
as Administrative Agent,
BANK OF AMERICA, N.A., DNB NOR BANK ASA, THE ROYAL BANK OF
SCOTLAND PLC, SOCIETE GENERALE, AND WELLS FARGO BANK, N.A.,
as Syndication Agents,
and
THE SEVERAL LENDERS FROM TIME TO TIME PARTY HERETO
J.P. MORGAN SECURITIES INC., BANC OF AMERICA SECURITIES LLC,
DNB NOR MARKETS, INC., RBS SECURITIES INC., SG AMERICAS SECURITIES, LLC,
AND WELLS FARGO SECURITIES, LLC,
as Co-Lead Arrangers and Joint Bookrunners

(i)

(ii)

Schedules:

1.1A	Commitments
1.1B	Guarantors
1.1C	Mortgaged Property
1.1D	Pledged Cayman Subsidiaries
1.1E	Initial Collateral Package
1.1F	Existing Letters of Credit
1.1G	LC Issuance Limits
1.1H	Swingline Limits
2.09	Swingline Loan Rate Calculation
3.02	Consents, Authorizations, Filings and Notices
3.10	Subsidiaries
3.19(a)	UCC Filing Jurisdictions
5.02	Existing Indebtedness
5.05(d)	Existing Liens

(iii)

Exhibits:

A	Form of Note
B-1	Form of Guarantee and Collateral Agreement
B-2	Form of Cayman Pledge Agreement
B-3	Form of Netherlands Pledge Agreement
B-4	Form of Intercompany Subordination Agreement
C	Form of Compliance Certificate
D	Form of Closing Certificate
E	Form of Mortgage
F	Form of Assignment and Assumption
G-1	Form of Legal Opinion of Vinson & Elkins LLP
G-2	Form of Legal Opinion of Robert K. Reeves, Senior Vice President and General Counsel of the Borrower
H	Form of Borrowing Notice
I	Form of U.S. Tax Certificate

(iv)

     This REVOLVING CREDIT AGREEMENT is made as of September 2, 2010 by and among ANADARKO PETROLEUM CORPORATION, a corporation organized under the laws of the State of Delaware (the “Borrower”), JPMORGAN CHASE BANK, N.A., as Administrative Agent (herein, together with its successors in such capacity, the “Administrative Agent”), BANK OF AMERICA, N.A., DNB NOR BANK ASA, THE ROYAL BANK OF SCOTLAND PLC, SOCIETE GENERALE, and WELLS FARGO BANK, N.A., as co-syndication agents (herein, the “Syndication Agents”), and each of the Lenders that is a signatory hereto or which becomes a signatory hereto pursuant to Section 9.04 (individually, together with its successors and assigns, a “Lender” and collectively, the “Lenders”).
     In consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     Section 1.01 Defined Terms. As used in this Agreement, and unless the context otherwise requires, the following terms shall have the meanings set out respectively after each:
     “Adjusted Collateral Coverage Ratio” — as of any date of determination, the ratio of:
(a)	the sum of:
(i)	(x) the PV9 of 100% of the total Proved Reserves of the Loan Parties that constitute Mortgaged Property but are not Principal Property Collateral and (y) the lesser of (A) the PV9 of 100% of the total Proved Reserves of the Loan Parties that are Principal Property Collateral and (B) the amount equal to 2.0x the maximum amount of Indebtedness that is permitted to be secured by such Principal Property Collateral pursuant to the Reference Indentures to which the Loan Party mortgaging such Principal Property Collateral is subject, in each case without requiring the Indebtedness issued under such Reference Indentures to be equally and ratably secured with the Secured Obligations, plus

(ii)	the PV9 of 65% of the total Pledged International Reserves owned directly or indirectly by the Pledged Subsidiaries or with respect to which Anadarko Netherlands or a Wholly Owned Subsidiary of the Pledged Subsidiaries has production rights by contract, plus

(iii)	65% of the Risked Fair Market Value attributable to all other international assets of the Pledged Subsidiaries;
provided, however that clause (i) shall not constitute less than 75% of the sum of clauses (i), (ii) and (iii), and, in the event that clause (i) is less than 75% of the sum of clauses (i), (ii) and (iii), then the value attributable to the sum of clause (ii) and clause (iii) shall be reduced to equal 25% of the sum of clause (i), clause (ii) and clause (iii), to
(b)	the Total Commitments as of such date of determination.

     “Administrative Agent” — as defined in the preamble hereof.
     “Administrative Questionnaire” — an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affected Loans” — as defined in Section 2.17.
     “Affiliate” — with respect to any Person, another Person that directly or indirectly (through one or more intermediaries) Controls or is Controlled by or is under common Control with the Person specified.
     “Agent Indemnitee” — as defined in Section 8.04.
     “Agents” — each of the Administrative Agent and the Syndication Agents.
     “Agreement” — this Revolving Credit Agreement, as the same may be amended, modified, supplemented or restated from time to time in accordance with the terms hereof.
     “Alternate Base Rate” — for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) LIBOR that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurodollar Loan with a one-month Interest Period plus 1.0%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or such LIBOR shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Effective Rate or such LIBOR, respectively.
     “Alternate Base Rate Loans” — Revolving Loans hereunder at all times when they bear interest at a rate based upon the Alternate Base Rate.
     “Anadarko Netherlands” — Anadarko Worldwide Holdings CV, a Netherlands limited partnership, and its successors.
     “Anticipated Asset Sale Proceeds” — as of any date of determination, the Net Cash Proceeds the Borrower anticipates to receive in connection with a proposed Disposition which is subject to a purchase and sale agreement or other legally binding agreement.
     “Applicable Margin” — for any day, with respect to any Loan that is an Alternate Base Rate Loan or Eurodollar Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Alternate Base Rate Spread”, “Eurodollar Spread” or “Commitment Fee Rate”, as the case may be, based upon the corporate family ratings by Moody’s (a “Family Rating”) and the corporate credit ratings by S&P (a “Corporate Rating”), respectively, applicable to the Borrower:

	Alternate
	Base Rate	Eurodollar	Commitment
Ratings:	Spread	Spread	Fee Rate
Category 1:
Corporate Rating of at least BBB- by S&P or Family Rating of at least Baa3 by Moody’s	1.75%	2.75%	0.50%
Category 2:
Corporate Rating of at least BB+ by S&P or Family Rating of at least Ba1 by Moody’s and not Category 1	2.00%	3.00%	0.50%
Category 3:
Corporate Rating of at least BB by S&P or Family Rating of at least Ba2 by Moody’s and not Category 1 or 2	2.50%	3.50%	0.625%
Category 4:
Ratings below Category 3	2.75%	3.75%	0.75%
     For purposes of the foregoing, (i) if Moody’s shall not have in effect a Family Rating or S&P shall not have in effect a Corporate Rating for the Borrower (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 4; (ii) if the Family Rating established or deemed to have been established by Moody’s and the Corporate Rating established or deemed to have been established by S&P shall fall within different Categories, the Applicable Margin shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Margin shall be determined by reference to the Category next above that of the lower of the two ratings; and (iii) if the Family Rating established or deemed to have been established by Moody’s and the Corporate Rating established or deemed to have been established by S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Margin shall apply during the period commencing on the date of such change and ending on the date immediately preceding the date of the next such change. If the rating system of Moody’s or S&P changes, or if either such rating agency ceases to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.
     “Applicable Percentage” — with respect to any Lender, the percentage of the Total Commitments represented by such Lender’s Commitment; provided that in the case of Section 9.14 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the Total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Total Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.
     “Approved Fund” — as defined in Section 9.04(b).
     “Arrangers” — J.P. Morgan Securities Inc., Banc of America Securities LLC, DnB NOR Markets, Inc., RBS Securities Inc., SG Americas Securities, LLC, and Wells Fargo Securities, LLC.
     “Assignee” — as defined in 9.04(b).
     “Asset Sale” — any Disposition or series of related Dispositions (excluding any such Disposition permitted by Section 5.06(a) through (d)) that yields gross cash proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $100,000,000.
     “Assignment and Assumption” — an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit F or any other form approved by the Administrative Agent.
     “Attributable Debt” — any particular sale and leaseback transaction under which the Borrower or any Subsidiary is at the time liable, at any date as of which the amount thereof is to be determined (a) in the case of any such transaction involving a capital lease, the amount on such date capitalized thereunder, or (b) in the case of any other sale and leaseback transaction, the then present value of the minimum rental obligations under such sale and leaseback transaction during the remaining term thereof (after giving effect to any extensions at the option of the lessor) computed by discounting the respective rental payments at the actual interest factor included in such payments or, if such interest factor cannot be readily determined, at the rate of ten percent (10%) per annum. The amount of any rental payment required to be made under any such sale and leaseback transaction not involving a capital lease may exclude amounts required to be paid by the lessee on account of maintenance and repairs, insurance, taxes, assessments, utilities, operating and labor costs and similar charges.
     “Available Commitment” — as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Commitment pursuant to Section 2.04(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.
     “Bankruptcy Event” — with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy

Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
     “Bankruptcy Laws” — Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time and any similar other applicable law or statute in any other jurisdiction as amended from time to time.
     “Board” — the Board of Governors of the Federal Reserve System of the United States (or any successor).
     “Borrower” — as defined in the preamble hereof.
     “Borrower Indentures” — the collective reference to each of the following indentures so long as such indenture shall not have been terminated: (i) the Indenture, dated as of March 1, 1995, between the Borrower and The Chase Manhattan Bank, N.A.; (ii) the Indenture, dated as of September 1, 1997, between the Borrower and Harris Trust and Savings Bank, as supplemented March 24, 1999, April 15, 1999 and March 7, 2000; (iii) the Indenture, dated as of March 9, 2001, between the Borrower and The Bank of New York; (iv) the Indenture, dated as of April 26, 2001 among Anadarko Finance Company, the Borrower and The Bank of New York, as supplemented May 23, 2001 and December 14, 2006; (v) the Indenture, dated as of September 19, 2006, between the Borrower and The Bank of New York Mellon Trust Company, N.A. (formerly, the Bank of New York Trust Company, N.A.), as trustee, as supplemented by that certain First Supplemental Indenture, dated as of October 10, 2006, and that certain Second Supplemental Indenture, dated as of July 15, 2009; and (vi) any other indenture now or hereafter entered into by the Borrower or which the Borrower becomes subject pursuant to which senior unsecured Indebtedness may be incurred.
     “Borrowing Date” — each Business Day specified in a notice pursuant to Section 2.03 as a date on which the Borrower requests (or is deemed to have requested) the Lenders to make Loans.
     “Borrowing Notice” — as defined in Section 2.03.
     “Business Day” — any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by law to remain closed; provided that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.
     “Capital Lease Obligations” — as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
     “Capital Stock” — any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
     “Cayman Pledge Agreement” — the Share Charge to be executed and delivered by Kerr-McGee Oil & Gas Corporation, a Delaware corporation, and Anadarko Global Holdings Company constituting a first priority charge over such shares as represent 65% of the issued share capital of each Pledged Cayman Subsidiary, substantially in the form of Exhibit B-2.
     “Change of Control” — (a) the acquisition by any Person or two or more Persons acting in concert of beneficial ownership (within the meaning of Rule 13d-3 of the Commission) of 50% or more of the outstanding shares of voting stock of the Borrower, unless the Board of Directors of the Borrower shall have publicly announced its support for such acquisition or (b) a majority of the members of the Board of Directors of the Borrower on any date shall not have been (i) members of the Board of Directors of the Borrower on the date twelve months prior to such date or (ii) approved by Persons who constitute at least a majority of the members of the Board of Directors of the Borrower as constituted on the date twelve months prior to such date.
     “Closing Date” — the date on which the conditions precedent set forth in Section 6.01 shall have been satisfied.
     “Code” — the Internal Revenue Code of 1986, as amended from time to time.
     “Collateral” — all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.
     “Collateral Coverage Ratio” — as of any date of determination, the ratio of:
(a)	the sum of:
(i)	(x) the PV9 of 100% of the total Proved Reserves of the Loan Parties that constitute Mortgaged Property but are not Principal Property Collateral and (y) the lesser of (A) the PV9 of 100% of the total Proved Reserves of the Loan Parties that are Principal Property Collateral and (B) the amount equal to 1.75x the maximum amount of Indebtedness that is permitted to be secured by such Principal Property Collateral pursuant to the Reference Indentures to which the Loan Party mortgaging such Principal Property Collateral is subject, in each case without requiring the Indebtedness issued under such Reference Indentures to be equally and ratably secured with the Secured Obligations, plus

(ii)	the PV9 of 65% of the total Pledged International Reserves owned directly or indirectly by Pledged Subsidiaries or with respect to which

Anadarko Netherlands or a Wholly Owned Subsidiary of the Pledged Subsidiaries has production rights by contract, plus

(iii)	65% of the Risked Fair Market Value attributable to all other international assets of the Pledged Subsidiaries;
provided, however that clause (i) shall not constitute less than 75% of the sum of clauses (i), (ii) and (iii), and, in the event that clause (i) is less than 75% of the sum of clauses (i), (ii) and (iii), then the value attributable to the sum of clause (ii) and clause (iii) shall be reduced to equal 25% of the sum of clause (i), clause (ii) and clause (iii), to
(b)	the Revolving Extension of Credit outstanding as of such date of determination.
     “Commission” — the Securities and Exchange Commission, as from time to time constituted, created under the Securities Exchange Act of 1934, or, if at any time after the execution of this Agreement such Commission is not existing and performing the duties now assigned to it, then the body performing such duties at such time.
     “Commitment” — as to any Lender, the obligation of such Lender, if any, to make Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.
     “Commitment Fee Rate” — the applicable rate set forth under the heading “Commitment Fee Rate” in the definition of Applicable Margin.
     “Compliance Certificate” — a certificate duly executed by a Financial Officer substantially in the form of Exhibit C.
     “Consolidated Current Assets” — at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date plus, without duplication, the Available Commitments, but excluding the current portion of all assets under Statement of Financial Accounting Standards 133 (and any statements replacing, modifying or superseding such statement) in respect of Swap Agreements.
     “Consolidated Current Liabilities” — at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, but excluding (a) the current portion of any Indebtedness of the Borrower and its Subsidiaries, (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Extensions of Credit to the extent otherwise included therein and (c) the current portion of all liabilities under Statement of Financial Accounting Standards 133 (and any statements replacing, modifying or superseding such statement) in respect of Swap Agreements.
     “Consolidated EBITDAX” — for any period, Consolidated Net Income for such period plus, without duplication, (a) to the extent included in determining Consolidated Net Income for that period: (i) the aggregate amount of Consolidated Interest Expense for that period, (ii) the aggregate amount of letter of credit fees accrued during that period, (iii) the aggregate amount of income tax expense for that period, (iv) non-cash extraordinary losses, (v) losses on the Disposition of assets, (vi) non-cash losses or charges under Statement of Financial Accounting Standards 133 (and any statements replacing, modifying or superseding such statement) resulting from the net change in the Borrower’s (or any Guarantor’s) mark-to-market portfolio of derivative contracts and instruments, (vii) all amounts attributable to depreciation, depletion, amortization, and other non-cash charges and expenses for that period, (viii) exploration and abandonment expenses, (ix) any losses attributable to write-downs of assets, including write-downs under Statements of Financial Accounting Standards 19 and 144 (and any statements replacing, modifying or superseding such statements), (x) accretion expense and (xi) any other non-cash losses minus, without duplication, (b) to the extent included in determining Consolidated Net Income for that period, (i) non-cash extraordinary income, (ii) gains on the Disposition of assets (other than the sale of Hydrocarbons in the ordinary course), (iii) non-cash gains under Statement of Financial Accounting Standard 133 (and any statements replacing, modifying or superseding such statement) resulting from the net change in Borrower’s (or any Guarantor’s) mark-to-market portfolio of derivative contracts and instruments during that period, (iv) any gains attributable to write-ups of assets, including write-ups under Statements of Financial Accounting Standards 19 and 144 (and any statements replacing, modifying or superseding such statements) and (v) any other non-cash income; provided, however, non-cash income or gains in respect of deferred revenue, production and advance payments and other matters included in clause (h) of the definition of Indebtedness shall not be subtracted from Consolidated Net Income under this clause (b). For the purposes of calculating Consolidated EBITDAX for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio, (x) if at any time during such Reference Period the Borrower or any of its Subsidiaries shall have made any Material Disposition, the Consolidated EBITDAX for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDAX (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDAX (if negative) attributable thereto for such Reference Period and (y) if during such Reference Period the Borrower or any of its Subsidiaries shall have made a Material Acquisition, Consolidated EBITDAX for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that involves the payment of consideration by the Borrower and its Subsidiaries in excess of $100,000,000; and “Material Disposition” means any Disposition or series of related Dispositions that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $100,000,000.
     “Consolidated Interest Expense” — for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

     “Consolidated Leverage Ratio” — as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDAX for the period of four fiscal quarters then ended.
     “Consolidated Net Income” — for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.
     “Consolidated Net Tangible Assets” — the aggregate amount of assets of the Borrower and its Restricted Subsidiaries (less applicable reserves and other properly deductible items but including investments in non-consolidated Persons) after deducting therefrom (a) all current liabilities (excluding current maturities of Funded Debt and any current liabilities constituting Funded Debt by reason of being renewable or extendible at the option of the obligor) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on a consolidated balance sheet of the Borrower and its consolidated Subsidiaries and computed in accordance with GAAP.
     “Consolidated Total Debt” — at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.
     “Contractual Obligation” — as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Control” — the possession, directly or indirectly, of the power either to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract, or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Credit Exposure” — LC Exposure, Revolving Credit Exposure, Swingline Exposure or any thereof.
     “Credit Party” — the Administrative Agent, any Issuing Lender, any Swingline Lender or any other Lender.
     “Default” — an event which with the giving of notice or the passage of time, or both, would constitute an Event of Default.

     “Defaulting Lender” — any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, (d) has become the subject of a Bankruptcy Event or (e) or has assigned or transferred all or a part of its rights hereunder without the prior written consent of the Borrower, unless such assignment or transfer is made without the consent of the Borrower pursuant to Section 9.04(b)(i)(A).
     “Disposition” — with respect to any property or asset, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.
     “Disqualified Stock” — with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of such Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of such Capital Stock, in whole or in part, on or prior to the date that is 91 days after the Termination Date, provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of a “change of control” occurring prior to the date that is ninety-one (91) days after the Termination Date shall not constitute Disqualified Stock if:
     (1) the “change of control” provisions applicable to such Disqualified Stock are not more favorable to the holders of such Disqualified Stock than the Change of Control provisions of this Agreement; and
     (2) any such requirement only becomes operative after either (i) any Event of Default resulting from such Change of Control is waived or (ii) the Total Revolving Extensions of Credit are paid in full in cash and the Total Commitments terminated.

The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement shall be equal to the maximum amount that any Group Member may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
     “Domestic Lending Office” — initially, the office of a Lender designated as such in its Administrative Questionnaire, and thereafter such other office of such Lender, if any, of which such Lender shall have most recently notified the Administrative Agent and the Borrower in writing.
     “Domestic Subsidiary” — any Subsidiary of the Borrower that is not a Foreign Subsidiary.
     “Dutch Parallel Debt” — as defined in the Netherlands Pledge Agreement.
     “Environmental Laws” — any and all laws (including common law), rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law regulating, relating to or imposing liability or standards of conduct concerning protection of the environment, as now or may at any time hereafter be in effect.
     “Environmental Permits” — any and all permits, licenses, registrations, approvals, notifications, exemptions and any other authorization under or pursuant to any Environmental Law.
     “Equal and Ratable Limit” — as defined in Section 2.03.
     “ERISA” — the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” — any trade or business (whether or not incorporated) that, together with any Group Member, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” — (a) any Reportable Event; (b) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA) applicable to such Pension Plan; (c) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure by any Group Member or any ERISA Affiliate to make any required contribution to a Multiemployer Plan; (e) the incurrence by any Group Member or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (f) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (g) the receipt by any Group Member or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (h) the incurrence by any Group Member or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer

Plan; or (i) the receipt by any Group Member or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Group Member or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA.
     “Eurocurrency Reserve Requirements” — for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.
     “Eurodollar Lending Office” — initially, the office of a Lender designated as such in its Administrative Questionnaire, and thereafter such other office of such Lender, if any, of which such Lender shall have most recently notified the Administrative Agent and the Borrower in writing.
     “Eurodollar Loan” — Loans that bear interest at a rate based upon LIBOR.
     “Eurodollar Tranche” — the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
     “Event of Default” — as defined in Section 7.01.
     “Excluded Taxes” — with respect to any payment made by any Loan Party under any Loan Document, any of the following Taxes imposed on or with respect to a Recipient: (a) income or franchise Taxes imposed on (or measured by) net income or gross business receipts by the United States of America, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by the Borrower under Section 9.13), any withholding Taxes imposed by the United States of America or such other jurisdiction as described in (a) above resulting from any Requirement of Law in effect (including FATCA) on (and, in the case of FATCA, including any regulations or official interpretations thereof issued after) the date such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non-U.S. Lender’s failure to comply with Section 2.15(f), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 2.15(a).

     “Existing Credit Agreement” — the $1,300,000,000 Revolving Credit Agreement, dated as of March 4, 2008, among the Borrower, Western Gas Partners, LP, JPMorgan Chase Bank, N.A., as administrative agent, the other agents and the lenders party thereto.
     “Existing Letters of Credit” — without duplication, the letters of credit issued pursuant to the Existing Credit Agreement that are outstanding thereunder on the Closing Date and letters of credit issued by any Lender to which a Group Member is the account party and is listed on Schedule 1.1F.
     “FATCA” — Sections 1471 through 1474 of the Code, as of the date of this Agreement.
     “Federal Funds Effective Rate” — for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
     “Fee Payment Date” — (a) the third Business Day following the last day of each March, June, September and December and (b) the Termination Date.
     “Financial Officer” — the chief financial officer, principal accounting officer, treasurer or controller of the Borrower or any other officer or employee that any of the foregoing may, in accordance with the Borrower’s customary business practices, designate to act as a Financial Officer by notice to the Administrative Agent in accordance with this Agreement.
     “Foreign Pledge Agreements” — the collective reference to (a) the Cayman Pledge Agreement and (b) the Netherlands Pledge Agreement.
     “Foreign Subsidiary” — any Subsidiary of the Borrower that is (i) organized in a jurisdiction other than a jurisdiction within the United States or (ii) organized in a jurisdiction within the United States and all of the Capital Stock of which is held, directly or indirectly, by one or more Subsidiaries of the Borrower that is organized in a jurisdiction other than a jurisdiction within the United States.
     “Funded Debt” — all Indebtedness for money borrowed which is not by its terms subordinated in right of payment to the prior payment in full of the Loans or any Indebtedness issued pursuant to any Reference Indenture, having a maturity of more than 12 months from the date of issuance or having a maturity of less than 12 months from such date of issuance but by its terms being (i) renewable or extendible beyond 12 months from such date at the option of the obligor or (ii) issued in connection with a commitment by a bank or other financial institution to lend so that such indebtedness is treated as though it had a maturity in excess of 12 months pursuant to GAAP.
     “GAAP” — generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 5.01, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 3.05. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Majority Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Commission.
     “Governmental Authority” — the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).
     “Grantor” — as defined in the Guarantee and Collateral Agreement.
     “Group Members” — the collective reference to the Borrower and its Subsidiaries.
     “Guarantee and Collateral Agreement” — the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Guarantor, substantially in the form of Exhibit B-1.
     “Guarantee Obligation” — as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
     “Guarantors” — (i) as of the Closing Date, each Domestic Subsidiary of the Borrower listed on Schedule 1.1B and (ii) thereafter, each Domestic Subsidiary of the Borrower listed on Schedule 1.1B (unless such Subsidiary is released from its Guarantee Obligations under the Guarantee and Collateral Agreement in accordance with the terms thereof), each Domestic Subsidiary that becomes an obligor of Indebtedness incurred under any Reference Indenture, if not included in the foregoing, each Mortgagor and any Person which is required to become a Guarantor pursuant to the terms of Section 4.09(b).
     “Hydrocarbon Interests” — all rights, titles, interests and estates now owned or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee or lease interests, farm-outs, overriding royalty and royalty interests, net profit interests, oil payments, production payment interests and similar mineral interests, including any reserved or residual interest of whatever nature.
     “Hydrocarbons” — oil, gas, coal seam gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith from a well bore and all products, by-products, and other substances derived therefrom or the processing thereof, and all other minerals and substances produced in conjunction with such substances, including sulfur, geothermal steam, water, carbon dioxide, helium, and any and all minerals, ores, or substances of value and the products and proceeds therefrom.
     “Indebtedness” — of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business which are not more than 90 days past due or which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP are being maintained), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all Disqualified Stock of such Person, (h) all obligations of such Person to deliver Hydrocarbons, in consideration of one or more production or advance payments, other than production payments and advance payments in the ordinary course of business for Hydrocarbons which must be delivered within 18 months after the date of such payment, (i) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (h) above, (j) all obligations of the kind referred to in clauses (a) through (i) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation the amount of which shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Lien may secure and (b) the fair market value (as determined by the Borrower in good faith) of the property subject of such Lien or right, and (l) for the purposes of Section 7.01(f) only, all obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.
     “Indemnified Taxes” — (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) Other Taxes.
     “Indemnitee” — as defined in Section 9.03(b).
     “Information” — as defined in Section 9.12.
     “Initial Collateral Coverage Ratio” — as of any date of determination, the ratio of:
     (a) the sum of:
(i)	the PV9 of 100% of the total Proved Reserves of the Loan Parties that constitute Mortgaged Property, plus

(ii)	the PV9 of 65% of the total Pledged International Reserves owned directly or indirectly by the Pledged Subsidiaries or with respect to which Anadarko Netherlands or a Wholly Owned Subsidiary of the Pledged Subsidiaries has production rights by contract, plus

(iii)	65% of the Risked Fair Market Value attributable to all other international assets of the Pledged Subsidiaries;
provided, however that clause (i) shall not constitute less than 50% of the sum of clauses (i), (ii) and (iii), and, in the event that clause (i) is less than 50% of the sum of clauses (i), (ii) and (iii), then the value attributable to the sum of clause (ii) and clause (iii) shall be reduced to equal 50% of the sum of clause (i), clause (ii) and clause (iii), to
     (b) the Total Commitments as of such date of determination.
     “Initial Collateral Package” — the properties and assets referred to on Schedule 1.1E.
     “Insolvency” — with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

     “Insolvent” — pertaining to a condition of Insolvency.
     “Intellectual Property” — the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
     “Intercompany Subordination Agreement” — the Intercompany Subordination Agreement among the Borrower, certain Subsidiaries of the Borrower, and the Administrative Agent, substantially in the form of Exhibit B-4.
     “Interest Payment Date” — (a) as to any Alternate Base Rate Loan (other than Swingline Loans), the last day of each March, June, September and December to occur while such Loan is outstanding and the Termination Date, (b) as to any Eurodollar Loan (other than Swingline Loans) having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan (other than Swingline Loans) having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof.
     “Interest Period” — with respect to any Eurodollar Loan, initially, the period commencing on the Borrowing Date or continuation date, as the case may be, with respect to such Eurodollar Loan and ending 2 weeks or 1, 2, 3, 6 or, to the extent funds are available, as determined by the Administrative Agent, 9 or 12 months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto or as otherwise determined in accordance with Section 2.09(c), provided, that, all of the foregoing provisions relating to Interest Periods are subject to the following:
     (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
     (ii) the Borrower may not select an Interest Period that would extend beyond the Termination Date; and
     (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.
     “IRS” — the United States Internal Revenue Service.
     “Issuing Lender” — each of JPMorgan Chase Bank, N.A. or any of its Affiliates in its capacity as issuer of any Letter of Credit and any other Lender approved by the Administrative Agent and the Borrower that has agreed in its sole discretion to act as an “Issuing Lender”

hereunder, or any Affiliate of such Lender, in each case in its capacity as issuer of any Letter of Credit. Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the applicable Issuing Lender.
     “Kerr-McGee Indentures” — the collective reference to each of the following indentures, so long as such indenture shall not have been terminated: (i) the Indenture, dated as of August 1, 2001, between Kerr-McGee Corporation and Citibank, N.A., as supplemented September 21, 2005 and October 4, 2006 and (ii) the Indenture, dated as of August 1, 1982, between Kerr-McGee Corporation and Citibank, N.A., as supplemented May 7, 1996, November 1, 1999, January 18, 2000, February 11, 2000, June 26, 2001, August 1, 2001, December 31, 2002 and October 4, 2006.
     “LC Disbursement” — a payment made by an Issuing Lender pursuant to a Letter of Credit issued by such Issuing Lender.
     “LC Exposure” — at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit issued for the account of the Borrower or any of its Subsidiaries at such time, plus (b) the aggregate amount of all LC Disbursements that the Borrower is obligated to reimburse but which have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be equal to its Applicable Percentage of the total LC Exposure at such time.
     “LC Issuance Limit” — for any Issuing Lender, the amount set forth on Schedule 1.1G opposite such Issuing Lender or such higher amount as agreed between the Borrower and such Issuing Lender.
     “LC Participants” — in respect of any Letter of Credit, the collective reference to all the Lenders other than the Issuing Lender for such Letter of Credit.
     “Lender” — as defined in the preamble hereof. Unless the context otherwise requires, the term “Lender” includes each Swingline Lender.
     “Letter of Credit” — (a) each of the Existing Letters of Credit, and (b) any letter of credit issued after the Closing Date pursuant to this Agreement.
     “LIBOR Base Rate” — with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on such page (or otherwise on such screen), the “LIBOR Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

     “LIBOR” — with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:
  LIBOR Base Rate

  1.00 - Eurocurrency Reserve Requirements
     “Lien” — any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
     “Loan” — any loan made by any Lender pursuant to this Agreement. Unless the context otherwise requires, the term “Loan” includes a Swingline Loan.
     “Loan Document(s)” — this Agreement, the Security Documents, the Notes, the Intercompany Subordination Agreement and any amendment, waiver, supplement or other modification to any of the foregoing.
     “Loan Parties” — without duplication, the Borrower, each Guarantor and each Grantor.
     “Majority Lenders” — at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the Total Commitments then in effect or, if the Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.
     “Material Adverse Effect” — a material adverse effect on (a) the business, assets, operations or financial condition of the Borrower and its Subsidiaries taken as a whole; (b) the ability of the Borrower and its Subsidiaries to perform their obligations, taken as a whole, under the Loan Documents, provided, however, that cyclical declines in energy prices will not constitute a Material Adverse Effect; and provided, further, however, that financial liabilities, if any, of the Borrower and its Subsidiaries arising out of the MC252 oil well incident in the Gulf of Mexico (as determined by an agreement of the Borrower to pay, an arbitral award, a final non-appealable judgment of a court having jurisdiction over the Borrower or assessment by a governmental agency having jurisdiction over the Borrower) shall be deemed to have had a Material Adverse Effect or shall be deemed to reasonably be expected to have a Material Adverse Effect only if both (i) such liabilities exceed $20,000,000,000 in the aggregate or $10,000,000,000 or more of such liabilities shall have become payable in any consecutive period of 12-months during the four-year period following the Closing Date (excluding any portion thereof paid in any such 12-month period from funds reserved in a prior period) and (ii) after giving effect to the payment of any such liabilities, the Borrower shall fail to have minimum liquidity (including unencumbered cash and cash equivalents, Commitment availability and Anticipated Asset Sale Proceeds) of at least $1,500,000,000; or (c) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder.

     “Materials of Environmental Concern” — any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, radioactivity, any pollutants, contaminants, and hazardous or toxic substances, materials or wastes, defined as such (or by words of similar meaning) in or regulated under any applicable Environmental Laws; and any other substance that could give rise to liability under any applicable Environmental Laws.
     “Money Borrowed Obligations” — the portion of the Obligations composed of Indebtedness for money borrowed or guarantees thereof.
     “Moody’s” — Moody’s Investors Service, Inc.
     “Mortgaged Properties” — as of the Closing Date, the Oil and Gas Properties, real properties and interests listed on Schedule 1.1C, as to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien on the Closing Date pursuant to the Mortgages; and thereafter any Oil and Gas Properties, real properties and interests as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.
     “Mortgages” — each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit E (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).
     “Multiemployer Plan” — a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Net Cash Proceeds” — (a) in connection with any Asset Sale or any Recovery Event, the gross proceeds thereof in the form of cash and cash equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document), payments made to unwind or terminate Swap Agreements and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock that is subject to Section 2.08 or Section 5.06(e), the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.
     “Netherlands Pledge Agreement” — the Pledge Agreement to be executed and delivered by APC International Holdings, LLC with respect to 65% of the issued and outstanding Capital Stock of Anadarko Netherlands, substantially in the form of Exhibit B-3.
     “Non-Principal Property Secured Loan” — as defined in Section 2.03.

     “Non-U.S. Lender” — a Lender that is not a U.S. Person.
     “Notice of Default” — as defined in Section 8.10.
     “Notes” — the collective reference to any promissory note evidencing Loans.
     “Obligations” — the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, Reimbursement Obligations and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender (or, in the case of Specified Swap Agreements and Specified Cash Management Agreements, any Affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Swap Agreement, any Specified Cash Management Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, unpaid amounts, termination payments, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.
     “Oil and Gas Properties” — Hydrocarbon Interests; the properties now or hereafter pooled or unitized with Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority having jurisdiction) which may affect all or any portion of the Hydrocarbon Interests; all pipelines, gathering lines, compression facilities, tanks and processing plants; all interests held in royalty trusts whether presently existing or hereafter created; all Hydrocarbons in and under and which may be produced, saved, processed or attributable to the Hydrocarbon Interests, the lands covered thereby and all Hydrocarbons in pipelines, gathering lines, tanks and processing plants and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; all tenements, hereditaments, appurtenances and properties in any way appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, and all rights, titles, interests and estates described or referred to above, including any and all real property, now owned or hereafter acquired, used or held for use in connection with the operating, working or development of any of such Hydrocarbon Interests or property and including any and all surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing; all oil, gas and mineral leasehold and fee interests, all overriding royalty interests, mineral interests, royalty interests, net profits interests, net revenue interests, oil payments, production payments, carried interests and any and all other interests in Hydrocarbons; in each case whether now owned or hereafter acquired directly or indirectly.
     “Other Connection Taxes” — with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, any Loan Document).
     “Other Taxes” — any present or future stamp, court, documentary, intangible, sales, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 9.13).
     “Parent” — with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
     “Participant” — as defined in Section 9.04(c).
     “Participant Register” — as defined in Section 9.04(c).
     “PBGC” — the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
     “Pension Plan” — any Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Group Member or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in section 3(5) of ERISA.
     “Person” — any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
     “Plan” — any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate.
     “Pledged Cayman Subsidiary” — each Subsidiary identified on Schedule 1.1D.
     “Pledged International Reserves” — the Proved Reserves of, or with respect to which Anadarko Algeria Company LLC, Anadarko Exploracao e Producao de Petroleo e Gas Natural Ltda., Kerr-McGee China Petroleum Ltd. and Anadarko WCTP Company have production rights by contract.
     “Pledged Stock” — as defined in the Guarantee and Collateral Agreement.
     “Pledged Subsidiaries” — the collective reference to Anadarko Netherlands and the Pledged Cayman Subsidiaries.

     “Prime Rate” — the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors).
     “Principal Property” — of any Loan Party, as defined in each Reference Indenture to which such Loan Party is subject or by which it or its property is bound.
     “Principal Property Collateral” — Realty Collateral composed of Principal Property in which a Lien has been granted pursuant to the Mortgages or the Guarantee and Collateral Agreement.
     “Proved Reserves” — collectively, “proved oil and gas reserves”, “proved developed producing oil and gas reserves”, “proved developed non-producing oil and gas reserves” (consisting of proved developed shut-in oil and gas reserves and proved developed behind pipe oil and gas reserves), and “proved undeveloped oil and gas reserves”, as such terms are defined by the Commission in its relevant standards and guidelines.
     “PV9” — with respect to any Proved Reserves expected to be produced from any undivided interests in Oil and Gas Properties, the net present value, discounted at 9% per annum, of the future net revenues expected to accrue to the Borrower’s or any of its Subsidiary’s interests in such Proved Reserves (after deducting all existing burdens) during the remaining expected economic lives of such Proved Reserves. Each calculation of such expected future net revenues shall be made in accordance with the then existing standards of the Society of Petroleum Engineers, provided that in any event (a) appropriate deductions shall be made for severance and ad valorem taxes, and for operating (including purchasing and injecting water), gathering, transportation and marketing costs required for the production and sale of such reserves, and (b) the pricing assumptions and escalations used in determining the PV9 for any particular reserves shall be the price deck of the Administrative Agent (or any other pricing assumptions to which the Borrower and the Administrative Agent may agree) and shall give effect to any commodity Swap Agreements included in the Collateral. PV9 shall reflect the deferred revenue with respect to production payments included in Consolidated Total Debt, at a value that is equal to the amount of deferred revenues so included in Consolidated Total Debt. The reserve and market values referred to above shall be calculated annually within three business days of the date of the Borrower’s proved reserve information is included in its annual report on Form 10-K.
     “Realty Collateral” — all of the Borrower’s interest now owned or hereafter acquired in and to the Oil and Gas Properties, including any access rights, water and water rights, and all unsevered and unextracted Hydrocarbons.
     “Recipient” — as applicable, (a) the Administrative Agent, (b) any Lender and (c) each Issuing Lender.
     “Recovery Event” — any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.
     “Reference Indentures” — (a) with respect to the Borrower and its Subsidiaries, the Borrower Indentures, (b) with respect to Kerr-McGee Corporation and its Subsidiaries, the

Borrower Indentures and the Kerr-McGee Indentures and (c) with respect to Borrower Holding Company and its Subsidiaries, the Borrower Indentures and the UPR Indentures.
     “Register” — as defined in Section 9.04(b)(iv).
     “Regulation U” — Regulation U of the Board as in effect from time to time.
     “Reimbursement Obligation” — the obligation of the Borrower to reimburse any Issuing Lender pursuant to Section 2.05 for amounts drawn under Letters of Credit.
     “Related Parties” — with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, advisors and agents of such Person and such Person’s Affiliates.
     “Reorganization” — with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
     “Reportable Event” — any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the thirty day notice period referred to in Section 4043(a) of ERISA has been waived, with respect to a Pension Plan.
     “Requirement of Law” —any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Restricted Payments” — as defined in Section 5.07.
     “Restricted Subsidiary” — a Subsidiary of the Borrower except a Subsidiary (a) which neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States or offshore the United States or (b) which is engaged primarily in financing the operations of the Borrower or its Subsidiaries, or both.
     “Revolving Credit Exposure” — at any time, the aggregate outstanding principal amount of Revolving Loans made by any Lender at such time.
     “Revolving Loan” — any Loan made by the Lenders pursuant to Section 2.01(a) of this Agreement.
     “Revolving Extensions of Credit” — as to any Lender at any time, an amount equal to the sum of (a) such Lender’s Revolving Credit Exposure, (b) such Lender’s Applicable Percentage of the LC Exposure then outstanding (including LC Exposure resulting from the roll-over of Existing Letters of Credit pursuant to Section 2.05(j)) and (c) such Lender’s Swingline Exposure.
     “Revolving Period” — the period from and including the Closing Date to but excluding the Termination Date.

     “Risked Fair Market Value” — (a) as of the Closing Date shall be as set forth on Schedule 1.1E and (b) as of any date of determination thereafter, with respect to any Proved Reserves, probable reserves and/or possible reserves, in each case, to the extent required to be valued for the Borrower to be in compliance with the Adjusted Collateral Coverage Ratio, the Collateral Coverage Ratio, the Initial Collateral Coverage Ratio or the Section 6.02(a) Collateral Coverage Ratio, as applicable, expected to be produced from any undivided interests in Oil and Gas Properties indirectly owned or controlled by the Pledged Subsidiaries, the net present value, discounted at 12.5% per annum, of the future net revenues expected to accrue to such Subsidiary’s direct or indirect interests in such reserves (after deducting all existing burdens) during the remaining expected economic lives of such reserves. Each calculation of such expected future net revenues shall be made in accordance with the then existing standards of the Society of Petroleum Engineers; provided that in any event (a) appropriate deductions shall be made for severance and ad valorem taxes, and for operating (including purchasing and injecting water), gathering, transportation and marketing costs required for the production and sale of such reserves, and (b) the pricing assumptions and escalations used in determining the Risked Fair Market Value for any particular reserves shall be based on the Administrative Agent’s then current market strip prices for energy commodity prices along the forward commodity price curve for the succeeding four year period from the date of determination and held constant thereafter (or any other pricing assumptions to which the Borrower and the Administrative Agent may agree).
     “S&P” — Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies.
     “Section 6.02(a) Collateral Coverage Ratio” — as of any date of determination, the ratio of:
     (a) the sum of:
(i)	the PV9 of 100% of the total Proved Reserves of the Loan Parties that constitute Mortgaged Property, plus

(ii)	the PV9 of 65% of the total Pledged International Reserves owned directly or indirectly by the Pledged Subsidiaries or with respect to which Anadarko Netherlands or a Wholly Owned Subsidiary of the Pledged Subsidiaries has production rights by contract, plus

(iii)	65% of the Risked Fair Market Value attributable to all other international assets of the Pledged Subsidiaries;
provided, however that clause (i) shall not constitute less than 50% of the sum of clauses (i), (ii) and (iii), and, in the event that clause (i) is less than 50% of the sum of clauses (i), (ii) and (iii), then the value attributable to the sum of clause (ii) and clause (iii) shall be reduced to equal 50% of the sum of clause (i), clause (ii) and clause (iii), to
     (b) the Revolving Extensions of Credit outstanding on such date of determination.
     “Secured Parties” — as defined in the Guarantee and Collateral Agreement.

     “Secured Obligations” — as defined in the Guarantee and Collateral Agreement.
     “Security Documents” — the collective reference to the Guarantee and Collateral Agreement, the Foreign Pledge Agreements, the Mortgages and any certificate delivered in connection therewith and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.
     “Significant Subsidiary” — with respect to a Person, the “significant subsidiaries” (as defined in Regulation S-X of the Commission under the Securities and Exchange Act of 1934) of such Person.
     “Solvent” — when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
     “Specified Cash Management Agreement” — any agreement providing for treasury, depositary, purchasing card or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between any Group Member and any Lender or affiliate thereof.
     “Specified Swap Agreement” — (i) any Swap Agreement in existence on the Closing Date between any Loan Party and any Person that is a Lender or an Affiliate of a Lender on the Closing Date or that becomes a Lender within sixty (60) days after the Closing Date and (ii) thereafter, any Swap Agreement between any Loan Party and any Person that is a Lender or an Affiliate of a Lender at the time such Swap Agreement is entered into.
     “Subsidiary” — with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless the context otherwise clearly requires, reference in this Agreement to a “Subsidiary” or the “Subsidiaries” refers to a Subsidiary or the Subsidiaries of the Borrower; provided that, notwithstanding the foregoing, WGR Holdings, LLC, a Delaware limited liability company, and its Subsidiaries shall not be considered Subsidiaries of the Borrower.
     “Swap Agreement” — any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.
     “Swingline Exposure” — at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
     “Swingline Lender” — each of JPMorgan Chase Bank, N.A. or any of its Affiliates in its capacity as lender of Swingline Loans and any other Lender approved by the Administrative Agent and the Borrower that has agreed in its sole discretion to act as a “Swingline Lender” hereunder, or any Affiliate of such Lender, in each case in its capacity as a lender of Swingline Loans. Each reference herein to “the Swingline Lender” shall be deemed to be a reference to the applicable Swingline Lender.
     “Swingline Limit” — for any Swingline Lender, the amount set forth on Schedule 1.1H opposite such Swingline Lender or such higher amount as agreed between the Borrower and such Swingline Lender.
     “Swingline Loan” — a Loan made pursuant to Section 2.21.
     “Syndication Agents” — as defined in the preamble hereof.
     “Taxes” — any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Termination Date” — September 2, 2015.
     “Total Commitments” — at any time, the aggregate amount of the Commitments then in effect. As of the Closing Date, the original amount of the Total Commitments is $5,000,000,000.
     “Total Revolving Extensions of Credit” — at any time, the aggregate amount of the Revolving Extensions of Credit of the Lenders outstanding at such time.

     “Transactions” — the execution, delivery, and performance by the Borrower of this Agreement, the borrowing of the Loans, the use of the proceeds thereof, and the issuance of Letters of Credit hereunder.
     “Type” — as to any Loan its nature as an Alternate Base Rate Loan or a Eurodollar Loan.
     “USA Patriot Act” — as defined in Section 9.15.
     “U.S. Person” — a “United States person” within the meaning of Section 7701(a)(30) of the Code.
     “U.S. Tax Certificate” — as defined in Section 2.15(e)(ii)(D).
     “US” or “United States” — the United States of America, its fifty states, and the District of Columbia and its other territories.
     “US Dollars” or “US$” or “$” or “Dollars” — lawful money of the United States of America.
     “UPR Indentures” — the collective reference to each of the following indentures, so long as such indenture shall not have been terminated: (i) the Indenture, dated as of April 13, 1999, among Union Pacific Resources Group Inc., Union Pacific Resources Inc., UPR Capital Company and The Bank of New York, as supplemented July 14, 2000 and (ii) the Indenture, dated as of March 27, 1996, between Union Pacific Resources Group Inc. and Texas Commerce Bank National Association, as supplemented July 14, 2000.
     “Wholly Owned Guarantor” — any Guarantor that is a Wholly Owned Subsidiary of the Borrower.
     “Wholly Owned Subsidiary” — as to any Person, (a) any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or by other Wholly Owned Subsidiaries of such Person or (b) any Subsidiary that is organized in a foreign jurisdiction and is required by the applicable laws and regulations of such foreign jurisdiction to be partially owned by the government of such foreign jurisdiction or individuals or corporate citizens of such foreign jurisdiction, provided that the Borrower, directly or indirectly, owns the remaining Capital Stock in such Subsidiary and, by contract or otherwise, controls the management and business of such Subsidiary and derives economic benefits of ownership of such Subsidiary to substantially the same extent as if such Subsidiary were a Wholly Owned Subsidiary.
     “Withdrawal Liability” — any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.
     “Withholding Agent” — any Loan Party and the Administrative Agent.

     Section 1.02 Use of Defined Terms. Any defined term used in the plural preceded by the definite article shall be taken to encompass all members of the relevant class. Any defined term used in the singular preceded by “any” shall be taken to indicate any number of the members of the relevant class.
     Section 1.03 Accounting Terms. As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.01 and accounting terms partly defined in Section 1.01, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that, notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all financial computations pursuant hereto shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar effect) to value any Indebtedness or other liabilities of any Group Member at “fair value”, as defined therein), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume or become liable in respect of (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.
     Section 1.04 Interpretation.
          (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
          (b) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
          (c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
ARTICLE II
AMOUNT AND TERMS OF LOANS
     Section 2.01 Loans.
          (a) Subject to the terms and conditions of this Agreement, from time to time during the Revolving Period, each Lender severally agrees to make Revolving Loans to the Borrower in an aggregate principal amount that will not result in (i) such Lender’s Credit Exposure exceeding such Lender’s Commitment or (ii) the sum of the Total Revolving Extensions of Credit exceeding the Total Commitments. Within the foregoing limits the

Borrower may use the Total Commitments by borrowing, repaying and prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.
          (b) Each Revolving Loan shall be made only during the Revolving Period by the Lenders ratably in accordance with their Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
          (c) Subject to Section 2.16, Loans may be (i) Eurodollar Loans, (ii) Alternate Base Rate Loans or (iii) a combination thereof, as determined by the Borrower. Eurodollar Loans shall be made and maintained by each Lender at either its Eurodollar Lending Office or its Domestic Lending Office, at its option, provided that the exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement or create or increase any obligation of the Borrower not otherwise arising, or arising in such increased amount, under Section 2.13.
     Section 2.02 Repayment of Loans; Evidence of Debt.
          (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal and accrued interest amount of each Revolving Loan of such Lender on the Termination Date, and (ii) to the Swingline Lenders the then unpaid principal amount of each Swingline Loan on the earlier of the Termination Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is made, the Borrower shall repay all Swingline Loans then outstanding; provided further, that all Loans shall be paid on such earlier date upon which the maturity of the Loans shall have been accelerated pursuant to ARTICLE VII.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (c) The Administrative Agent shall maintain the Register in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
          (d) The entries made in the accounts maintained pursuant to Section 2.02 (b) and in the Register shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
          (e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender in substantially the form attached hereto as Exhibit A.
          (f) Each Lender is authorized to and shall endorse the date, Type and amount of each Loan made by such Lender, each continuation thereof, each conversion of all or a portion thereof to the same or another Type, and the date and amount of each payment of principal with respect thereto on the schedule annexed to and constituting a part of its Note. No failure to make or error in making any such endorsement as authorized hereby shall affect the validity of the obligations of the Borrower to repay the Loans made to the Borrower with interest thereon as provided in this Section 2.02 or the validity of any payment thereof made by the Borrower. Each Lender shall, at the request of the Borrower, deliver to the Borrower copies of the Borrower’s Note and the schedules annexed thereto.
     Section 2.03 Procedure for Borrowing. The Borrower may borrow Loans on any Business Day; provided that the Borrower shall notify the Administrative Agent by telephone not later than 11:00 a.m., New York City time (a) three (3) Business Days prior to the Borrowing Date, in the case of Eurodollar Loans, and (b) on the Borrowing Date, in the case of Alternate Base Rate Loans. Each telephonic borrowing notice shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a Borrowing Notice in substantially in the form of Exhibit H (the “Borrowing Notice”). Each such telephonic and written Borrowing Notice shall specify (i) the amount and Type of Loans to be borrowed, (ii) the requested Borrowing Date, (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor and (iv) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.11. No Loans may be made on the Closing Date. Each borrowing under the Commitments shall be in an amount equal to (x) in the case of Alternate Base Rate Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the then aggregate Available Commitments are less than $5,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each Loan available to the Administrative Agent for the account of the Borrower in accordance with Section 2.11. The proceeds of such Loans will be made available to the Borrower by the Administrative Agent in accordance with Section 2.11. If after giving effect to any Loan, the aggregate Money Borrowed Obligations would exceed the threshold of Consolidated Net Tangible Assets as set forth in the most restrictive Borrower Indenture denoting the maximum amount of Indebtedness that may be secured from time to time without giving rise under such Borrower Indenture to secure any obligation under such Borrower Indenture on an equal and ratable basis (the “Equal and Ratable Limit”) determined as of the fiscal quarter ended not earlier than 150 days prior to the requested Borrowing Date for such Loan, the portion of such Loan equal to the amount by which the Money Borrowed Obligations exceeds the Equal and Ratable Limit shall not be deemed to be secured by Principal Property Collateral (such Loan, a “Non-Principal Property Secured Loan”).

     Section 2.04 Commitment Fees and LC Fees.
          (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the date hereof to the last day of the Revolving Period, computed at the Commitment Fee Rate on the average daily amount of the Available Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.
          (b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.
          (c) The Borrower will pay a fee on the aggregate undrawn and unexpired face amounts of all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans, shared ratably among the Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the Borrower shall pay to each Issuing Lender for its own account a fronting fee of 0.25% per annum on the undrawn and unexpired amount of each Letter of Credit issued by such Issuing Lender, payable quarterly in arrears on each Fee Payment Date after the issuance date.
          (d) In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by each Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.
     Section 2.05 Letters of Credit.
          (a) Subject to the terms and conditions set forth herein, the Borrower may request on its own behalf or on behalf of its Subsidiaries the issuance of Letters of Credit for the account of the Borrower, in a form reasonably acceptable to the Administrative Agent and each Issuing Lender, at any time and from time to time prior to the Termination Date; provided that no Issuing Lender shall be obligated to issue any Letter of Credit that would result in the aggregate undrawn or drawn and unreimbursed amount of Letters of Credit outstanding issued by such Issuing Lender to exceed its LC Issuance Limit; and provided further that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, the aggregate amount of the Available Commitments would be less than zero. In the event of (i) any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Lender relating to any Letter of Credit, or (ii) any terms and conditions supplemental to the terms and conditions of this Agreement contained in any such form of letter of credit application or such other agreement, in each case, the terms and conditions of this Agreement shall control and such supplemental terms and conditions shall be ignored. The Total Commitments are available for the issuance of Letters of Credit.
          (b) To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by each Issuing Lender) to the appropriate Issuing Lender and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.05(c)), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by an Issuing Lender, the Borrower also shall submit a letter of credit application on such Issuing Lender’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension and the continuation of an Existing Letter of Credit hereunder by the deemed issuance thereof hereunder (i) the LC Exposure shall not exceed the Available Commitments of all Lenders, (ii) the Credit Exposure shall not exceed the Total Commitments, and (iii) the requested Letter of Credit shall not result in the relevant Issuing Lender having outstanding Letters of Credit in an aggregate undrawn or drawn and unreimbursed amount in excess of such Issuing Lender’s LC Issuance Limit; provided that no Issuing Lender shall issue, amend, renew or extend any Letter of Credit if such Issuing Lender shall have received written notice (which has not been rescinded) from the Administrative Agent or any Lender that any applicable condition precedent to the issuance, amendment, renewal or extension of such Letter of Credit has not been satisfied at the requested time of issuance, amendment, renewal or extension of such Letter of Credit.
          (c) Each Letter of Credit shall be denominated in US Dollars and shall expire at or prior to the close of business on the date selected by the Borrower, which shall not be later than the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension), and (ii) the date that is five (5) Business Days prior to the Termination Date; provided that any Letter of Credit with a one-year term may provide for the automatic renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above).
          (d) (i) Each Issuing Lender irrevocably agrees to grant and hereby grants to each LC Participant, and, to induce each Issuing Lender to issue Letters of Credit, each Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions set forth below, for such Lender’s own account and risk an undivided interest equal to such Lender’s Applicable Percentage in each Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by any Issuing Lender thereunder. Each Lender agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit for which any Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement (or in the event that any reimbursement received by an Issuing Lender shall be required to be returned by it at any time), such Lender shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such Lender’s Applicable Percentage of the amount that is not so reimbursed (or is so returned). Each Lender’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against any Issuing Lender, any Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in ARTICLE VI, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
     (ii) If any amount required to be paid by any Lender to any Issuing Lender pursuant to Section 2.05(d)(i) in respect of any unreimbursed portion of any payment made by an Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, such Lender shall pay to such Issuing Lender on demand an amount equal to the product of (x) such amount, times (y) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (z) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any Lender pursuant to Section 2.05(d)(i) is not made available to an Issuing Lender by such Lender within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such Lender, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Alternate Base Rate Loans. A certificate of an Issuing Lender submitted to any Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.
     (iii) Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit and has received from any Lender its pro rata share of such payment in accordance with Section 2.05(d)(i), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such Lender its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such Lender shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.
          (e) (i) If an Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement in US Dollars by paying to the Administrative Agent an amount equal to such LC Disbursement on (x) the Business Day that the Borrower receives a notice of such LC Disbursement from the Administrative Agent, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (y) the Business Day immediately following the day that the Borrower receives a notice of such LC Disbursement from the Administrative Agent, if such notice is not received prior to such time on the day of receipt; provided that, with respect to any such payment owing by the Borrower prior to the Termination Date, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 (or Section 2.21 in the case of a Swingline Loan)

that such payment be financed with an Alternate Base Rate Loan or a Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Loan.
     (ii) If after giving effect to any Reimbursement Obligation arising from any LC Disbursement, the aggregate Money Borrowed Obligations would exceed the Equal and Ratable Limit as of the fiscal quarter ended not earlier than 150 days prior to such Reimbursement Obligation, the portion of such Reimbursement Obligation equal to the amount by which the Money Borrowed Obligations exceeds the Equal and Ratable Limit shall not be deemed to be secured by Principal Property Collateral.
          (f) To the extent permitted by law, the Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.05(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. To the extent permitted by law, none of the Administrative Agent, the Lenders, any Issuing Lender or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of an Issuing Lender; provided that the foregoing shall not be construed to excuse any Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. To the extent permitted by law, the parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Lender, such Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

          (g) Each Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Lender shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Lender and the Lenders with respect to any such LC Disbursement.
          (h) If an Issuing Lender shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date specified in Section 2.05(e), the unpaid amount thereof shall bear interest, for each day from and including the date such reimbursement is due pursuant to Section 2.05(e) to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Alternate Base Rate Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.05(e), then the provisions of Section 2.09(a) pertaining to interest payable on overdue principal shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.05(d)(i) to reimburse such Issuing Lender shall be for the account of such Lender to the extent of such payment.
          (i) Any Issuing Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of any replaced Issuing Lender. From and after the effective date of any such replacement, (i) each successor Issuing Lender shall have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter, and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor. After the replacement of any Issuing Lender hereunder, each replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
          (j) The Existing Letters of Credit shall automatically be deemed to have been issued under this Agreement as of the Closing Date, and except as otherwise indicated herein, the terms and provisions of the Existing Credit Agreement shall thereafter have no force or effect with respect thereto. Without limiting the foregoing, (i) each such Existing Letter of Credit shall be included in the calculation of LC Exposure, (ii) all liabilities of the Borrower and the other Loan Parties with respect to such Existing Letters of Credit shall constitute Obligations and (iii) each Lender shall have reimbursement obligations with respect to such Existing Letters of Credit as provided in Section 2.05(d).
     Section 2.06 Reduction or Termination of Commitments. Unless previously terminated, the Total Commitments shall terminate on the Termination Date. The Borrower shall have the right, upon not less than two (2) Business Days’ notice to the Administrative Agent, to terminate the Total Commitments or, from time to time, reduce the amount of the Commitments; provided, however, that the Borrower shall not terminate or reduce any

Commitment if, after giving effect to any concurrent repayment of the Loans in accordance with Section 2.07 and Section 2.08, the Total Revolving Extensions of Credit would exceed the Total Commitments. Any reduction shall be accompanied by prepayment of the Loans to the extent, if any, that the Total Revolving Extensions of Credit exceeds the sum of the Total Commitments as then reduced. Any termination of the Total Commitments shall be accompanied by prepayment in full of the Loans then outstanding and the payment of any unpaid fees then accrued hereunder. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender thereof. Any partial reduction shall be in an amount of $5,000,000 or a whole multiple thereof and shall reduce permanently the Total Commitments, together with a corresponding reduction in the aggregate amount of each Lender’s applicable Commitment. The Total Commitments once terminated or reduced may not be reinstated. Each reduction of the Total Commitments shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.
     Section 2.07 Optional Prepayments.
          (a) The Borrower may, at its option, as provided in this Section 2.07, at any time and from time to time prepay the Loans, in whole or in part, upon notice to the Administrative Agent (and, in the case of prepayments of Swingline Loans, the Swingline Lenders), specifying (i) the date and amount of prepayment and (ii) the respective amounts to be prepaid in respect of such Loans. Upon receipt of such prepayment notice, the Administrative Agent shall promptly notify each Lender thereof. The payment amount specified in such notice shall be due and payable on the date specified. All prepayments pursuant to this Section 2.07 shall include accrued interest on the amount prepaid to the date of prepayment and, in the case of prepayments of Eurodollar Loans, any amounts payable pursuant to Section 2.20. The Loans shall also be subject to prepayment as provided in Section 2.06, Section 2.08 and Section 9.13.
          (b) Partial optional prepayments pursuant to this Section 2.07 shall be in an aggregate principal amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof. All prepayments of Loans pursuant to this Section 2.07 shall be without premium or penalty except for amounts payable pursuant to Section 2.20.
     Section 2.08 Commitment Reductions and Mandatory Prepayments.
          (a) (i) Commitment Reduction Related to Adjusted Collateral Coverage Ratio. If, after giving effect to any Disposition involving Collateral (including as a Disposition for this purpose the gain realized on the termination of any Swap Agreement the effect of which had been included in the calculation of the then effective PV9) and Section 2.08(b), the Adjusted Collateral Coverage Ratio is less than 2.0 to 1.0, then the Total Commitments shall be permanently reduced on the next Business Day following such Disposition by an amount required to cause the Adjusted Collateral Coverage Ratio to equal or exceed 2.0 to 1.0. If, after giving effect to the foregoing reduction, the Total Revolving Extensions of Credit shall exceed the Total Commitments, then the Borrower shall repay or prepay Loans (and other Revolving Extensions of Credit) to reduce the Total Revolving Extensions of Credit by an amount equal to such excess.
     (ii) Cash Collateralization of LC Obligations. If in connection with any prepayment required under clause (i) above, the Total Revolving Extensions of Credit then outstanding is less than the amount of such excess (because LC Exposure constitutes a portion thereof), the Borrower shall, to the extent of the balance of such excess, deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Secured Parties as contemplated by the last paragraph of Section 7.01.
          (b) Prior to any reduction in the Total Commitments and any corresponding prepayments under Section 2.08(a)(i), the Borrower may grant or cause one or more of its Subsidiaries to grant Liens pursuant to one or more Security Documents on assets having a PV9 (provided that the pricing assumptions and escalation used in determining the PV9 for such assets shall be the most recent price deck of the Administrative Agent) or a Risked Fair Market Value sufficient to cause the Adjusted Collateral Coverage Ratio to equal or exceed 2.0 to 1.0 and provided, further, the PV9 of the remaining Collateral shall be reduced by an amount equal to the gain realized on the termination of any Swap Agreement the effect of which had been included in the calculation of the then effective PV9 of such remaining Collateral.
          (c) The application of any prepayment pursuant to Section 2.08 shall be made, first, to Alternate Base Rate Loans and, second, to Eurodollar Loans. All prepayments pursuant to this Section 2.08 shall include accrued interest on the amount prepaid to the date of prepayment and, in the case of prepayments of Eurodollar Loans, any amounts payable pursuant to Section 2.20.
          (d) Prepayments of Eurodollar Loans pursuant to this Section 2.08, if not on the last day of the Interest Period with respect thereto, shall, at the Borrower’s option, as long as no Default or Event of Default has occurred and is continuing, be prepaid or such prepayment (after application to any Alternate Base Rate Loans, in the case of prepayments by the Borrower) shall be deposited with the Administrative Agent as cash collateral for such Eurodollar Loans on terms reasonably satisfactory to the Administrative Agent and thereafter shall be applied to the prepayment of the Eurodollar Loans on the last day of the respective Interest Periods for such Eurodollar Loans next ending most closely to the date of receipt of such Net Cash Proceeds. After such application, any remaining interest earned on such cash collateral shall be paid to the Borrower.
     Section 2.09 Interest; Conversion and Continuation.
          (a) (i) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Margin for Eurodollar Loans for such day. Each Alternate Base Rate Loan shall bear interest at a fluctuating rate per annum equal to the Alternate Base Rate plus the Applicable Margin for Alternate Base Rate Loans. (ii) Each Swingline Loan shall bear interest on the Swingline Loan as provided in Schedule 2.09. (iii) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such unpaid amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.09(a) plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Alternate Base Rate Loans plus 2%. (iv) If all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Alternate Base Rate Loans plus 2%. Interest, in each case, with respect to clauses (ii) and (iii) above, shall accrue from the date of such non-payment until such amount is paid in full (as well after as before judgment). Interest shall be payable in arrears on each Interest Payment Date; provided, however, that interest accruing pursuant to clauses (ii) and (iii) of this Section 2.09(a) shall be payable from time to time on demand.
          (b) The Borrower may elect from time to time to convert Eurodollar Loans to Alternate Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date. The Borrower may elect from time to time to convert Alternate Base Rate Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no Alternate Base Rate Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. This Section, as it refers to Types of Loans, shall not apply to Swingline Loans.
          (c) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.01, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Alternate Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
     Section 2.10 Computation of Interest and Fees.
          (a) Interest on Alternate Base Rate Loans, Swingline Loans and fees shall be calculated on the basis of a 365- (or 366- as the case may be) day year for the actual days elapsed. Interest on Eurodollar Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall notify the Borrower and the Lenders of each determination of a LIBOR and of the interest rate applicable to each Swingline Loan. Any change in the interest rate resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the applicable rate shall become effective. The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date and the amount of each such change in the Alternative Base Rate.

          (b) The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the computations used by the Administrative Agent in determining any interest rate pursuant to Section 2.10(a).
     Section 2.11 Funding of Borrowings.
          (a) Each Lender shall make each Loan to be made by it hereunder on the proposed Borrowing Date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.21. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Notice; provided that Alternate Base Rate Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the relevant Issuing Lender.
          (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.11(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then each such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the cost incurred by the Administrative Agent for making such Lender’s share of such Loan and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrower, the interest rate applicable to Alternate Base Rate Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such borrowing.
     Section 2.12 Pro Rata Treatment and Payments.
          (a) Each Loan from the Lenders, each payment (including each prepayment) by the Borrower on account of the principal of and interest on the Loans and on account of any fees hereunder, any reimbursement of LC Disbursements, and any reduction of the Total Commitments shall be made pro rata according to the Applicable Percentages, except that (i) payments or prepayments, and offsets against or reductions from the amount of payments and prepayments, in each case, specifically for the account of a particular Lender under the terms of Section 2.13, Section 2.15, Section 2.20, Section 9.03 or Section 9.13 shall be made for the account of such Lender (or the Swingline Lenders in the case of Section 2.21), and (ii) if any Lender shall become a Defaulting Lender, from and after the date upon which such Lender shall have become a Defaulting Lender, any payment made on account of principal of or interest on the Loans shall be applied, first for the account of the Lenders other than the Defaulting Lender, pro rata according to the Commitments of such Lenders, until the principal of and interest on the

Loans of such Lenders shall have been paid in full and, second for the account of such Defaulting Lender, provided that the application of such payments in accordance with this clause (ii) shall not constitute an Event of Default or a Default, and no payment of principal of or interest on the Loans of such Defaulting Lender shall be considered to be overdue for purposes of Section 2.09(a), if, had such payments been applied without regard to this clause (ii), no such Event of Default or Default would have occurred and no such payment of principal of or interest on the Loans of such Defaulting Lender would have been overdue. All payments (including prepayments) to be made by the Borrower on account of principal, interest, reimbursement of LC Disbursements and fees shall be made in immediately available funds without setoff or counterclaim and shall be made to the Administrative Agent on behalf of the Lenders (or on behalf of any Issuing Lender or the Swingline Lenders, as the case may be) at the Administrative Agent’s office as notified to the Borrower from time to time at least five (5) Business Days before any change in such office. On the date of this Agreement, the office of the Administrative Agent is located at JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin Street, Floor 10, Houston, TX 77002-6925, Attention of Monica M. Espitia, Phone No.: (713) 427-6557, Facsimile No.: (713) 427-6307. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. Reimbursement of all LC Disbursements shall be made as required by Section 2.05(e).
          (b) If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.
          (c) Except as provided in Section 2.13, Section 2.15, Section 2.20, Section 9.03 and Section 9.13, if any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender (other than, in the case of Swingline Loans, the Swingline Lenders), then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements with respect to the Loans and LC Exposure of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
          (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or any Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or an Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the cost incurred by the Administrative Agent for making such distributed amount and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
          (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(d), Section 2.11(b), Section 2.12(d) or 2.21(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, such Swingline Lender or such Issuing Bank to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
     Section 2.13 Increased Cost of Loans.
          (a) If the adoption of or any change in any applicable law, treaty or governmental regulation after the date of this Agreement, or in the interpretation or application thereof after the date of this Agreement, or compliance by any Lender or Recipient with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made or issued after the date of this Agreement:
     (i) shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Other Connection Taxes on gross or net income, profits or receipts (including value-added or similar Taxes) and (C) the imposition of, or any change in the rate of, any Excluded Taxes payable by any Recipient) on its Loans, LC Participations, Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
     (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or
     (iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender or such other Recipient, by an amount that such Lender or other Recipient deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans (or in the case of (i) any Loan) or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall pay such Lender or such other Recipient any additional amounts necessary to compensate such Lender or such other Recipient for such increased cost or reduced amount receivable, provided, however, that if all or any such additional cost would not have been payable, or such reduction would not have occurred, but for such Lender’s or other Recipients refusal to change to another Eurodollar Lending Office or Domestic Lending Office as provided in Section 2.14, the Borrower shall have no obligation under this Section 2.13 to compensate such Lender or such Issuing Lender for such amount. Such demand shall be accompanied by a certificate of a duly authorized officer of such Lender or such other Recipient setting forth the amount of such payment and the basis therefor. Notwithstanding the foregoing, in the event that any Lender or Issuing Lender shall demand payment pursuant to this Section 2.13, the Borrower may, upon at least three (3) Business Days’ notice to the Administrative Agent and such Lender, continue in whole (but not in part) the Eurodollar Loans of such Lender into Alternate Base Rate Loans without regard to the requirements of Section 2.09. If any Lender or other Recipient becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
          (b) If any Lender shall have reasonably determined that the adoption after the date of this Agreement of any law, rule or regulation regarding capital adequacy or any change therein or in the interpretation or application thereof after the date of this Agreement or compliance by any Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority made or issued after the date of this Agreement, does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction; provided, however, that the foregoing shall not apply to any capital adequacy requirement imposed solely by reason of any business combination of a Lender effected after the date hereof.
          (c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.13 shall be delivered to the Borrower and shall be prima facie evidence of the amount of such payment. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
          (d) Failure or delay on the part of any Lender or any other Recipient to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of such

Lender’s or such other Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender other Recipient pursuant to this Section 2.13 for any amounts incurred more than 270 days prior to the date that such Lender or such other Recipient, as the case may be, notifies the Borrower of such Lender’s or such other Recipient’s intention to claim compensation therefor; provided further that, if the change in law or circumstance giving rise to such claim has a retroactive effect, then the 270 day period referred to above shall be extended to include the period of such retroactive effect.
     Section 2.14 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.13 or 2.15 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.13 or 2.15.
     Section 2.15 Taxes. (a) Withholding of Taxes; Gross-Up. Each payment by or on behalf of any Loan Party under this Agreement or any other Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.
          (b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (d) Indemnification by the Borrower. The Borrower shall indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with this Agreement or any other Loan Document (including amounts paid or payable under this Section 2.15(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.15(d) shall be paid within 10 days after the Recipient delivers to the Borrower a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.
          (e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement or any other Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.15(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.
          (f) Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under this Agreement or any other Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.15(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.
     (ii) Without limiting the generality of the foregoing, if the Borrower is a U.S. Person, any Lender with respect to the Borrower shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies reasonably requested by the Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:
     (A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
     (B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the

“interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
     (C) in the case of a Non-U.S. Lender for whom payments under any Loan Document constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;
     (D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit I (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;
     (E) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under any Loan Document (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or
     (F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.
     (iii) If a payment made to a Lender under this Agreement or any other Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For purposes of this Section 2.15(f)(iii), FATCA shall include any changes in applicable law, regulations or official interpretations thereof.
          (g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.15 (including additional amounts paid pursuant to this Section 2.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. This Section 2.15(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.
          (h) Survival. Each party’s obligations under this Section 2.15 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Total Commitments and the repayment, satisfaction or discharge of all other obligations under this Agreement.
     Section 2.16 Substitute Loan Basis. If, prior to the commencement of any Interest Period for any Eurodollar Tranche, the Majority Lenders shall reasonably determine (which determination shall be final and conclusive and binding upon the Borrower) that (a) by reason of changes affecting the London Interbank Eurodollar Market, adequate and fair means do not exist for ascertaining LIBOR for such requested Interest Period, or (b) LIBOR for such requested Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Eurodollar Loans for such Interest Period, then (i) the Administrative Agent shall forthwith give notice of such circumstances to the Borrower, (ii) unless, on the date upon which such Eurodollar Loans were to be made, the Borrower notifies the Administrative Agent that it elects not to borrow on such date, any Eurodollar Loans having such requested Interest Period (or any other Interest Periods for which either clause (a) or (b) are applicable) requested to be made on the first day of such Interest Period shall be made as Alternate Base Rate Loans, (iii) any Loans having such requested Interest Period (or any other Interest Periods for which either clause (a) or (b) are applicable) that were to have been continued as Eurodollar Loans shall be continued as Alternate Base Rate Loans on the date upon which such Loans were to have been continued, and (iv) any outstanding Eurodollar Loans having such requested Interest Period (or any other Interest Periods for which either clause (a) or (b) are applicable) shall be continued, on the last day of the Interest Period applicable thereto, as Alternate Base Rate Loans on the date upon which such Loans are to be continued. The Administrative Agent shall give written notice to the Borrower of any event occurring after the giving of such notice which permits an adequate and fair means of ascertaining LIBOR and until such notice by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to continue as Eurodollar Loans.

     Section 2.17 Certain Prepayments or Continuations. If the Eurodollar Loans of any Lender must be funded or continued as Alternate Base Rate Loans pursuant to Section 2.13 (such Eurodollar Loans being herein called “Affected Loans”), unless and until such Lender gives written notice that the circumstances which gave rise to such substitute loan basis no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) such Lender shall not make further Affected Loans and all Loans which would otherwise be made by such Lender as, or continued by such Lender into, Affected Loans shall be made instead as, or continued as Alternate Base Rate Loans (on which interest and principal shall be payable simultaneously with the related Loans of the other Lenders).
     Section 2.18 Certain Notices. Notices by the Borrower under each of Section 2.03, Section 2.05, Section 2.06, Section 2.07, Section 2.13, Section 2.16, and Section 2.09 and under the definition of “Interest Period” in Section 1.01 (a) shall (unless otherwise specifically provided) be given in writing, by telecopy or by telephone (confirmed promptly in writing), and (b) shall be effective only if received by the Administrative Agent. Notices by the Borrower under each of Section 2.03, Section 2.05, Section 2.06, Section 2.07, Section 2.13, Section 2.16, and Section 2.09 shall be irrevocable.
     Section 2.19 Minimum Amounts of Eurodollar Tranches. All borrowings, conversion and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (a) the aggregate principal amount of Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than twenty Eurodollar Tranches shall be outstanding at any one time.
     Section 2.20 Break Funding Payments. In the event of (a) the payment of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the continuation of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) except as contemplated by Section 2.16, the failure to borrow, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on such Loan had such event not occurred, at LIBOR that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such Eurodollar Loan for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any such Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and the Administrative Agent and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof. Notwithstanding anything to the contrary contained herein, no Lender shall be entitled to receive any amount or amounts pursuant to this Section if such amount or amounts are attributable solely to the merger or other consolidation of such Lender with another Lender. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
     Section 2.21 Swingline Loans.
          (a) Subject to the terms and conditions set forth herein, each Swingline Lender severally agrees to make Swingline Loans to the Borrower from time to time during the period from the Closing Date to, but not including, the Termination Date, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $200,000,000 or (ii) the total Credit Exposures exceeding the total Commitments; provided that no Swingline Lender shall be obligated to make any Swingline Loan that would result in the aggregate principal amount of Swingline Loans outstanding by such Swingline Lender to exceed its Swingline Limit; provided further that no Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Loan.
          (b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by facsimile), not later than 3:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the appropriate Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Lender) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.
          (c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against any Swingline Lender, any Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in ARTICLE VI, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Lender. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.11 with respect to Loans made by such Lender (and Section 2.11 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lenders the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent, the Lenders and each Issuing Lender that:
     Section 3.01 Existence; Compliance with Law.
          (a) Each Loan Party (i) is duly organized and validly existing under the laws of the jurisdiction of its organization, (ii) has the power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (iii) is duly qualified as a foreign corporation or other organization and in good standing to the extent required under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect and (iv) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (b) Each Group Member that is not a Loan Party (i) is duly organized and validly existing under the laws of the jurisdiction of its organization, (ii) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged except to the extent that the failure could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) is duly qualified as a foreign corporation or other organization and in good standing to the extent required under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect and (iv) is in compliance with all Requirements of

Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 3.02 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 3.02, which consents, authorizations, filings and notices have been or, concurrently with the actions described in Section 4.09(a)(i), will be obtained or made and are or, concurrently with the actions described in Section 4.09(a)(i), will be in full force and effect and (ii) the filings referred to in Section 3.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law
     Section 3.03 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than Liens created by the Security Documents).
     Section 3.04 Litigation. No action, litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or Governmental Authority by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.
     Section 3.05 Financial Condition. The audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at December 31, 2008 and December 31, 2009, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from KPMG LLP, present fairly, in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such dates, and the consolidated results of their operations and their consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at June 30, 2010, and the related unaudited consolidated statements of income and cash flows for the six-month period ended on such date, present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the six-month period then ended (subject to the absence of footnotes and normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).
     Section 3.06 No Change. Since December 31, 2009, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.
     Section 3.07 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.
     Section 3.08 ERISA. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur. The present value of all accumulated benefit obligations of all Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such Pension Plans by an amount that could reasonably be expected to have a Material Adverse Effect.
     Section 3.09 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances under which such statements were made. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Administrative Agent and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. The Administrative Agent and the Lenders acknowledge that projections concerning volumes attributable to the Borrower’s Oil and Gas Properties and production and cost estimates contained in each reserve report are necessarily based upon professional opinions, estimates and projections and that the Borrower does not warrant that such opinions, estimates and projections will ultimately prove to be accurate.

     Section 3.10 Subsidiaries. As of the Closing Date, Schedule 3.10 sets forth the name and jurisdiction of organization of each Loan Party, as to each such Loan Party, the percentage of each class of Capital Stock owned by any Group Member.
     Section 3.11 Taxes. Each Loan Party has filed or caused to be filed all United States federal income Tax returns and all other material Tax returns and reports required to be filed (or obtained extensions with respect thereto) and has paid all Taxes required to be paid by it, except (i) Taxes the validity of which is being contested in good faith by appropriate proceedings, and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Loan Party and no Lien on Taxes has been filed or (ii) to the extent the failure to do so (individually or collectively) would not reasonably be expected to result in a Material Adverse Effect.
     Section 3.12 No Default. No Loan Party is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
     Section 3.13 Ownership of Property; Liens. Each Loan Party and Pledged Subsidiary has title in fee simple to, or a valid leasehold interest in, all its material Oil and Gas Properties, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 5.05. The descriptions set forth in Exhibit A of each Mortgage of the quantum and nature of the interests of the Loan Party that is a party to such Mortgage in and to the Oil and Gas Properties referred to in such Mortgage include the entire interests of such Loan Party in the Oil and Gas Properties described in such Mortgage and are complete and accurate in all material respects.
     Section 3.14 Intellectual Property. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (a) each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, (b) no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim and (c) the use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.
     Section 3.15 Federal Regulations . No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. No more than 25% of the assets of the Group Members consist of “margin stock” as so defined. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.
     Section 3.16 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.
     Section 3.17 Use of Proceeds. The proceeds of Loans and the Letters of Credit shall be used to finance the working capital and liquidity needs, and general corporate purposes, of the Borrower and its Subsidiaries, including but not limited to funding certain potential liabilities, if any, of the Borrower related to the MC 252 incident in the Gulf of Mexico.
     Section 3.18 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) each Group Member is in compliance with all, and has not violated any, applicable Environmental Laws; (b) each Group Member holds all Environmental Permits required for its operations as currently conducted, and has no reason to believe that any such required Environmental Permits will not be renewed in the ordinary course of business; (c) no Group Member is subject to any existing, unfulfilled remedial or corrective action obligation under any Environmental Law or arising out of any exposure to or other health, safety, or environmental impacts or similar alleged impacts of any Materials of Environmental Concern; and (d) no claim, action, litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Loan Party, threatened under any Environmental Law or arising out of any exposure to or other health, safety, or environmental impacts or similar alleged impacts of any Materials of Environmental Concern.
     Section 3.19 Security Documents.
          (a) Each of the Guarantee and Collateral Agreement and the Foreign Pledge Agreements is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement and the Netherlands Pledge Agreement, and the shares charged pursuant to the Cayman Pledge Agreement, to the extent such Pledged Stock and charged shares constitutes “certificated securities” under the Uniform Commercial Code, when stock certificates representing such Pledged Stock or such share charge support documents as set forth in the Cayman Pledge Agreement are delivered to the Administrative Agent (together with a properly completed and signed stock power, or, as the case may be, share transfer form, or endorsement), and in the case of the other Collateral described in the Guarantee and Collateral Agreement, with respect to Loan Parties as of the Closing Date, when financing statements and other filings specified on Schedule 3.19(a) in appropriate form are filed in the offices specified on Schedule 3.19(a), the Guarantee and Collateral Agreement and the Foreign Pledge Agreements shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Secured Obligations or the Obligations (as defined in the Foreign Pledge Agreements), as the case may be, in each case prior and superior in right to any other Person (except, in the case of Collateral other than

Pledged Stock or charged shares constituting “certificated securities”, Liens permitted by Section 5.05).
          (b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the appropriate recording offices, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Secured Obligations, in each case prior and superior in right to any other Person other than prior Liens permitted by Section 5.05.
     Section 3.20 Solvency. Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be Solvent.
ARTICLE IV
AFFIRMATIVE COVENANTS
     The Borrower hereby agrees that, so long as the Total Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:
     Section 4.01 Financial Statements. Furnish to the Administrative Agent and each Lender:
          (a) as soon as available, but in any event within the period required by applicable law (and concurrently with the filing thereof with the Commission), copies of the annual reports, information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Borrower may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934; or, if the Borrower is not required to file information, documents or reports pursuant to either of said Sections, then such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Securities Exchange Act of 1934 in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations; provided, however, that the Borrower shall be deemed to have furnished the information required by this Section 4.01(a) if it shall have timely made the same available on “EDGAR” and/or through its home page on the worldwide web (at the date hereof located at http://www.Anadarko.com) and complied with the last paragraph of this Section 4.01 in respect thereof; provided further, however, that if any Lender is unable to access EDGAR or the Borrower’s home page on the worldwide web, the Borrower shall provide such Lender with paper copies of the information required to be furnished pursuant to this Section 4.01(a) promptly following notice from the Administrative Agent that such Lender has requested same;
          (b) concurrently with the delivery of the information required under Section 4.01(a), a Compliance Certificate;

          (c) concurrently with the delivery of any financial statements pursuant to Section 4.01(a), to the extent not previously disclosed to the Administrative Agent, a description of (i) any change in the jurisdiction of organization of any Loan Party and (ii) any Group Member which has (x) become a Loan Party or is required to become a Loan Party pursuant to Section 4.09(b) and (y) that has become party to the Intercompany Subordination Agreement or is required to become party to the Intercompany Subordination Agreement pursuant to Section 4.09(a)(ii)or (a)(iii), in each case since the date of the most recent report delivered pursuant to this Section 4.01(c) (or, in the case of the first such report so delivered, since the Closing Date);
          (d) within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports the Borrower may make to, or file with, the Commission; and
          (e) such other information respecting the financial condition or operations of the Loan Parties as the Administrative Agent or any Lender may from time to time reasonably request.
Information required to be delivered pursuant to Section 4.01(a) and Section 4.01(d) above shall be deemed to have been delivered on the date on which the Borrower provides notice to the Administrative Agent that such information has been posted on “EDGAR” or the Borrower’s website or another website identified in such notice and accessible by the Administrative Agent without charge (and the Borrower shall promptly provide such notice).
     Section 4.02 Notices. Promptly give notice to the Administrative Agent and each Lender of:
          (a) the occurrence of any Event of Default;
          (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Group Member that if adversely determined, could reasonably be expected to result in a Material Adverse Effect or that relates to any Loan Document;
          (c) any litigation or proceeding affecting any Group Member which relates to any Loan Document; and
          (d) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.
Each notice delivered under this Section 4.02 shall be accompanied by a statement of a Financial Officer setting forth the details of the event or development requiring such notice and any action taken with respect thereto.
     Section 4.03 Maintenance of Existence; Compliance. (a) Preserve, renew and keep in full force and effect its organizational existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 5.04 or to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 4.04 Maintenance of Property; Insurance. Maintain with financially sound and reputable insurers, insurance of the kinds, covering the risks and in the relative proportionate amounts (including as to self-insurance) customarily carried by companies engaged in the same or similar business and similarly situated; provided that the Borrower shall not be required to maintain insurance against risks or in amounts no longer economically available on a de novo or renewal basis, as applicable, to other companies engaged in the same or similar business and similarly situated.
     Section 4.05 Payment of Taxes. Pay, discharge or otherwise satisfy at or before they become delinquent, all its material taxes, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or where the failure to so pay could not reasonably be expected to have a Material Adverse Effect.
     Section 4.06 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records, during normal business hours and subject to reasonable prior notice and requirements of applicable insurance policies, provided, that unless an Event of Default has occurred and is continuing, such visits, inspections and examinations shall be limited to one (1) per calendar year.
     Section 4.07 Environmental Laws. (a) Comply with all applicable Environmental Laws and Environmental Permits, and take reasonable efforts to ensure that all tenants and subtenants, if any, comply with all applicable Environmental Laws and Environmental Permits; and (b) generate, use, treat, store, release, transport, dispose of, and otherwise manage all Materials of Environmental Concern in a manner that would not reasonably be expected to result in a liability to or other adverse impact on any Group Member under any Environmental Law or arising out of any exposure to or other health, safety, or environmental impacts or similar alleged impacts of any Materials of Environmental Concern, and take reasonable efforts to prevent any other Person from generating, using, treating, storing, releasing, transporting, disposing of, or otherwise managing Materials of Environmental Concern in a manner that could reasonably be expected to result in a liability to or other adverse impact on any Group Member under any Environmental Law or arising out of any exposure to or other health, safety, or environmental impacts or similar alleged impacts of any Materials of Environmental Concern; except where the failure to comply with either (a) or (b) hereof, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     Section 4.08 Ratings Use commercially reasonable efforts to cause Moody’s to have in effect a Family Rating for the Borrower and to cause S&P to have in effect a Corporate Rating for the Borrower.

     Section 4.09 Collateral, etc.
          (a) (i) Until the first date on which the Initial Collateral Coverage Ratio shall be equal to or greater than 3.00 to 1.00, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents) that may be required under any applicable law, or that the Administrative Agent or the Majority Lenders may reasonably request (including the delivery of legal opinions), in order to grant and perfect a first priority security interest in the Initial Collateral Package, and shall promptly deliver to the Administrative Agent a copy of each such Mortgage executed pursuant to this Section 4.09(a)(i).
     (ii) Within 30 days following the Closing Date, cause each Group Member to which on the Closing Date is owed Indebtedness referred to in Section 5.02(a)(ii)(y) to become party to the Intercompany Subordination Agreement.
     (iii) From and after the date falling 30 days after the Closing Date, on or prior to each date that the information required to be provided pursuant to Section 4.01(c)(ii)(y) is required to be provided, cause each Group Member that has not theretofore become a party to the Intercompany Subordination Agreement pursuant to Section 4.09(a)(ii) or this Section 4.09(a)(iii), to become party to the Intercompany Subordination Agreement if such Group Member is owed Indebtedness referred to in Section 5.02(a)(ii)(y).
          (b) If any existing Subsidiary or any Subsidiary created or acquired after the Closing Date by any Group Member (other than a Foreign Subsidiary) acquires any material Collateral from a Guarantor or, in the case of Subsidiary of the Borrower that is not a Subsidiary of a Guarantor, any material assets from a Guarantor, promptly (i) cause such Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and the Intercompany Subordination Agreement as a “Guarantor Subsidiary” under such Intercompany Subordination Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in any Collateral acquired by such Subsidiary, including the recording of Mortgages, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit D, with appropriate insertions and attachments and (ii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
          (c) If any Foreign Subsidiary (other than Anadarko Netherlands, any Pledged Cayman Subsidiary or any Foreign Subsidiary that is a Subsidiary of Anadarko Netherlands or any Pledged Cayman Subsidiary) shall acquire, directly or indirectly, any Pledged International Reserves, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement, the Intercompany Subordination Agreement or the Foreign Pledge Agreements or enter into such additional pledge agreements as, in any case, the

Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such Foreign Subsidiary (or if such Foreign Subsidiary is a Subsidiary of a Foreign Subsidiary, then the Capital Stock of the Foreign Subsidiary that is a direct Subsidiary of either the Borrower or a Domestic Subsidiary and of which such Foreign Subsidiary is a Subsidiary); provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such Foreign Subsidiary be required to be so pledged; (ii) if the Capital Stock of such Foreign Subsidiary is certificated, deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the shareholders of such Foreign Subsidiary, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein; and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
ARTICLE V
NEGATIVE COVENANTS
     So long as the Total Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:
     Section 5.01 Financial Covenants.
          (a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Consolidated
Fiscal Quarter	Leverage Ratio

September 30, 2010	4.5 to 1.0

December 31, 2010	4.5 to 1.0

March 31, 2011	4.5 to 1.0

June 30, 2011	4.5 to 1.0

September 30, 2011	4.5 to 1.0

December 31, 2011	4.5 to 1.0

Each Fiscal Quarter thereafter	4.0 to 1.0.

          (b) Consolidated Current Assets to Consolidated Current Liabilities. Permit the ratio of Consolidated Current Assets to Consolidated Current Liabilities as of the end of any fiscal quarter to be less than 1.0 to 1.0.
          (c) Collateral Coverage Ratio. Permit the Collateral Coverage Ratio as of the end of any fiscal quarter and as of the date of any Revolving Extension of Credit (after giving effect thereto) to be less than 1.75 to 1.00 and such failure shall remain uncured for 90 days following the occurrence thereof.
     Section 5.02 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness:
          (a) of any Loan Party, except (i) unsecured Indebtedness (including Guarantee Obligations) to any Person other than a Group Member, (ii) (x) unsecured and unsubordinated Indebtedness that in the aggregate does not exceed $150,000,000 at any time outstanding that is owed to other Group Members that are not Loan Parties and (y) subject to Section 4.09(a)(ii) and (a)(iii), unsecured Indebtedness owed to other Group Members to which Section 5.02(a)(ii)(x) does not apply and that are subordinated to the Obligations pursuant to the Intercompany Subordination Agreement or otherwise in a manner reasonably acceptable to the Administrative Agent, (iii) Indebtedness to any Person secured by a Lien on any property of such Loan Party if (x) the aggregate amount of all Indebtedness secured by a Lien on property of any Loan Party or a Domestic Subsidiary of such Loan Party (including any Indebtedness hereunder assuming for this purpose that Indebtedness in an amount equal to the Total Commitment is then outstanding) does not exceed, as of the date such Indebtedness is incurred, 15% of the Borrower’s Consolidated Net Tangible Assets and (y) the incurrence of such Indebtedness would not reduce the amount of Indebtedness hereunder that may be secured from time to time by Principal Property without giving rise under any Reference Indenture to secure any obligation under such Reference Indenture on an equal and ratable basis, and (iv) Indebtedness outstanding on the date hereof and listed on Schedule 5.02 and any refinancings, refundings, renewals or extensions thereof; and
          (b) of any Group Member that is not a Loan Party, except (i) Indebtedness of such Group Member to any other Group Member, (ii) Guarantee Obligations incurred in the ordinary course of business, (iii) Indebtedness outstanding on the date hereof and listed on Schedule 5.02 and any refinancings, refundings, renewals or extensions thereof, (iv) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business, (v) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations, and obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case provided in the ordinary course of business, (vi) Indebtedness constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments in connection with acquisitions and Dispositions expressly permitted under Section 5.04 and Section 5.06, (vii) cash management obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with brokerage, commodity and deposit accounts, (viii) Indebtedness in respect of letters of credit, bank guarantees, bankers’

acceptances or similar instruments issued or created in the ordinary course of business, (ix) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business, (x) Capital Lease Obligations and (xi) unsecured Indebtedness in an aggregate amount at any time not to exceed $100,000,000.
     Section 5.03 Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member other than any such arrangement, the Attributable Debt of which is permitted by Section 5.02, except for any such arrangement involving Anadarko Tower or the Timberloch Building, each located in the Woodlands, Texas.
     Section 5.04 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:
          (a) the Borrower may merge or consolidate with or Dispose of all or substantially its assets to another Person if:
     (i) in the case of a merger or consolidation, the Borrower is the surviving entity; or
     (ii) the Person formed by such consolidation or into which the Borrower is merged or the Person which acquires by Disposition the properties and assets of the Borrower substantially as an entirety shall be a corporation, limited liability company, partnership or trust, shall be organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, shall have unsecured non-credit enhanced publicly held indebtedness of at least BBB- by S&P or at least Baa3 by Moody’s, and shall expressly assume, by an agreement supplemental hereto, executed and delivered to the Administrative Agent, in form satisfactory to the Administrative Agent, the obligations of the Borrower hereunder, including the due and punctual payment of the principal of and interest on all the Loans and the performance of every covenant of this Agreement on the part of such Loan Party to be performed or observed; and
     (iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing and the Collateral Coverage Ratio is equal to or greater than 1.75 to 1.00; and
          (b) (i) any Subsidiary may merge, consolidate or amalgamate with, or liquidate, wind up, dissolve and transfer or otherwise Dispose of any or all of its assets to the Borrower or any Wholly Owned Subsidiary of the Borrower, and (ii) the Borrower or any Subsidiary may Dispose of any or all of its assets pursuant to a Disposition permitted by Section 5.06.
Nothing in this Section 5.04 shall prohibit the conversion or reincorporation of a Subsidiary from one form of legal entity to another or a change in the domicile of a Subsidiary.

     Section 5.05 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:
          (a) Liens created pursuant to the Security Documents;
          (b) Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;
          (c) operator’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens, including Liens under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business, in each case, arising in the ordinary course of business that are not overdue for a period of more than 90 days or that are being contested in good faith by appropriate proceedings;
          (d) (i) Liens on property not purported to be Collateral in existence on the date hereof listed on Schedule 5.05(d), securing Indebtedness permitted by Section 5.02(a)(iii), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased, and (ii) other Liens on property not purported to be Collateral securing Indebtedness permitted by Section 5.02(a)(iii);
          (e) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary securing Indebtedness permitted by Section 5.02(a)(iii); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person’s becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or such Subsidiary and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, refinancings, refundings, replacements and renewals thereof that do not increase the outstanding principal amount thereof;
          (f) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and statutory obligations;
          (g) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
          (h) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;
          (i) Liens (other than for obligations for borrowed money) created pursuant to construction, operating and maintenance agreements, transportation agreements and other similar agreements and related documents entered into in the ordinary course of business;
          (j) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;
          (k) Liens consisting of any (i) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any property of the Borrower or any Subsidiary or to use such property, (ii) obligations or duties to any municipality or public authority with respect to any franchise, grant, license, lease or permit and the rights reserved or vested in any Governmental Authority or public utility to terminate any such franchise, grant, license, lease or permit or to condemn or expropriate any property, or (iii) zoning laws, ordinances or municipal regulations;
          (l) any interest or title of a lessor under any lease entered into by the Borrower or any Subsidiary in the ordinary course of its business and covering only the assets so leased;
          (m) Liens arising from precautionary UCC financing statements or similar filings made in respect of operating leases;
          (n) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred not for speculative purposes and in the ordinary course of business;
          (o) Liens on property other than Principal Property in favor of counterparties to Swap Agreements (that are not Specified Swap Agreements) securing obligations under such Swap Agreements;
          (p) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (iii) relating to purchase orders and other agreements entered into with customers in the ordinary course of business;
          (q) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;
          (r) Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted hereunder;

          (s) Liens consisting of licensing of patents, copyrights, trademarks, trade names, other indications of origin, domain names and other forms of intellectual property, in each case in the ordinary course of business consistent with past practice;
          (t) rights of first refusal entered into in the ordinary course of business;
          (u) Liens on property not purported to be Collateral arising out of sale and leaseback transactions permitted by Section 5.03 and any extensions, refinancings, refundings, replacements and renewals thereof;
          (v) Liens deemed to exist in connection with Investments in repurchase agreements; provided that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreements; and
          (w) Liens on property other than on Principal Property or on other property purported to be Collateral not otherwise permitted by this Section so long as (i) the aggregate outstanding principal amount of the obligations secured thereby does not exceed $250,000,000 at any one time (as to the Borrower and all Subsidiaries) and (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto does not exceed $750,000,000 at any one time.
     Section 5.06 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:
          (a) Dispositions (i) of obsolete or worn out property in the ordinary course of business, (ii) resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary and (iii) constituting leases, subleases, space leases, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of any Group Member;
          (b) Dispositions of (i) Hydrocarbons and other inventory in the ordinary course of business and (ii) accounts receivable in connection with the compromise, settlement or collection thereof;
          (c) sale and leaseback transactions permitted by Section 5.03, Liens permitted by Section 5.05 and Restricted Payments permitted by Section 5.07;
          (d) the sale or issuance or other Disposition of any Subsidiary’s Capital Stock to the Borrower or any Wholly Owned Subsidiary of the Borrower; and
          (e) Dispositions (including the Disposition of Capital Stock of any Subsidiary to a Person that is not a Group Member) not otherwise permitted by Section 5.06(a) through (d) so long as (i) no Event of Default has occurred and is continuing and (ii) the Net Cash Proceeds (or an amount equal thereto) of such Disposition are applied to the extent required by Section 2.08(a) to reduce the Total Revolving Extensions of Credit.

In the event that any Disposition meets the criteria for more than one of the categories set forth in this Section 5.06, the Borrower may, in its sole discretion, classify and reclassify from time to time such Disposition among the categories whose criteria such Disposition satisfies in a manner that results in compliance with this covenant.
     Section 5.07 Restricted Payments. If a Default or Event of Default shall have occurred and be continuing or the Collateral Coverage Ratio shall be less than 1.75 to 1.00, declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), provided that notwithstanding the foregoing, any Subsidiary of the Borrower may declare and pay cash dividends ratably to holders of its Capital Stock.
     Section 5.08 Investments. Make any advance, loan or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person if, as of the date such investment occurs, an Event of Default shall have occurred and be continuing or the Collateral Coverage Ratio shall be less than 1.75 to 1.00; provided that (i) the Borrower and its Subsidiaries may (a) make investments in cash equivalents, (b) make investments in stock, obligations or securities received in settlement of debts owing to them, (c) incur Guarantee Obligations constituting Indebtedness permitted by Section 5.02, and (d) loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary (ii) the Borrower may make investments in the Capital Stock of its Subsidiaries.
     Section 5.09 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.
     Section 5.10 Swap Agreements. Enter into any Swap Agreement, except Swap Agreements entered into not for speculative purposes and in the ordinary course of business.
     Section 5.11 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets encumbered thereby) and (c) the Reference Indentures.

     Section 5.12 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary and (iii) any agreement or other instrument of a Person in existence at the time such Person became a Subsidiary (but not created in connection therewith or in contemplation thereof), which encumbrance or restriction is not applicable to any other Person, or the properties or assets of any other Person.
ARTICLE VI
CONDITIONS OF LENDING
     Section 6.01 Conditions Precedent to the Initial Revolving Extensions of Credit. The obligations of the Lenders and each Issuing Lender to make the initial Revolving Extensions of Credit shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
          (a) Notes. Notes are issued payable to the order of such Lender, if requested.
          (b) Credit Agreement; Guarantee and Collateral Agreement; Intercompany Subordination Agreement; Foreign Pledge Agreements. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Borrower and each Person listed on Schedule 1.1A, (ii) the Guarantee and Collateral Agreement, executed and delivered by the Borrower and each Guarantor and (iii) to the extent required to comply with Section 6.02(a), (x) the Netherlands Pledge Agreement, executed and delivered by APC International Holdings, LLC, (y) the Cayman Pledge Agreement, executed and delivered by Kerr-McGee Oil & Gas Corporation and Anadarko Global Holdings Company and (z) an Acknowledgement and Consent in the form attached to the Guarantee and Collateral Agreement and the Foreign Pledge Agreements, as the case may be, executed and delivered by Anadarko Netherlands and each Pledged Cayman Subsidiary.
          (c) Fees. The Lenders and the Administrative Agent shall have received all fees and other amounts due and payable, including, to the extent invoiced, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower hereunder (including the reasonable fees and expenses of legal counsel), on or before the Closing Date.
          (d) Financial Statements. The Lenders shall have received (i) audited consolidated financial statements of the Borrower for the 2008 and 2009 fiscal years, (ii) unaudited interim consolidated financial statements of the Borrower for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph, and at least 45 days prior to the Closing Date, and unaudited consolidated financial statements of the Borrower for the same period of the prior fiscal year, as to which such financial statements are available and (iii) all other financial statements for completed or pending acquisitions to the extent required under Regulation S-X of the Securities Act of 1933, as amended.
          (e) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit D, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, (ii) a solvency certificate of the chief financial officer of the Borrower in form and substance reasonably satisfactory to the Administrative Agent and (iii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.
          (f) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:
     (i) the legal opinion of Vinson & Elkins LLP, counsel to the Loan Parties, substantially in the form of Exhibit G-1;
     (ii) the legal opinion of Robert K. Reeves, Senior Vice President and General Counsel of the Borrower, substantially in the form of Exhibit G-2;
     (iii) the legal opinion of such other special and local counsel with respect to the Mortgages or otherwise as may be reasonably required by the Administrative Agent, including, without limitation, counsel in each jurisdiction where the Mortgaged Properties are located on the Closing Date; and
     (iv) the legal opinion of such other special and local counsel with respect to the Guarantee and Collateral Agreement and the Foreign Pledge Agreements in effect on the Closing Date.
Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.
          (g) Repayment of Certain Existing Indebtedness. The Administrative Agent shall have received satisfactory evidence that (A) the Borrower shall have (i) repaid all loans and terminated all commitments under the Existing Credit Agreement (other than letters of credit issued thereunder which constitute Existing Letters of Credit), and (ii) caused all loans to have been repaid under that certain $2.2 billion WGRAH Term Loan Agreement, dated as of December 27, 2007, among WGR Asset Holding Company LLC, as borrower, Trinity Associates LLC, as lender and Citibank, N.A., Agency & Trust, as collateral agent and (B) satisfactory arrangements shall have been made for the termination of all Liens granted in connection therewith.
          (h) Approvals. All governmental and third party approvals necessary in connection with the execution and delivery of the Loan Documents and the transactions contemplated hereby shall have been obtained on satisfactory terms. There shall not exist any action, investigation, litigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect or have a material adverse effect on the execution of the Loan Documents or any of the other transactions contemplated hereby or thereby.
          (i) Lien Searches. The Administrative Agent shall have received the results of a recent Lien search with respect to each Loan Party, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 5.05 or discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.
          (j) Pledged Stock; Stock Powers; Support Documents. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Netherlands Pledge Agreement (to the extent such Capital Stock is certificated), together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof; and (ii) such share charge support documents as set forth in the Cayman Pledge Agreement, including undated share transfer forms in respect of the shares charged pursuant thereto, executed in blank by a duly authorized officer of the charger thereof, in each case to the extent required to comply with Section 6.02(a).
          (k) Filings, Registrations and Recordings. (i) Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens permitted by Section 5.05), shall be in proper form for filing, registration or recordation; and (ii) to the extent necessary to comply with Section 6.02(a), the Administrative Agent shall have received a Mortgage with respect to each Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto.
          (l) Title Documents. The Administrative Agent shall have received such title information as the Administrative Agent shall reasonably request.
          (m) USA Patriot Act Information. The Administrative Agent and the Lenders shall have received all documentation and other information about the Loan Parties as is reasonably requested in writing at least 10 days prior to the Closing Date by the Administrative Agent or the Lenders that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act.
          (n) Ratings. The Borrower shall have received a Family Rating of at least Ba2 from Moody’s and a Corporate Rating of at least BB from S&P.
For the purpose of determining compliance with the conditions specified in this Section 6.01, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 6.01 unless the Administrative

Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
     Section 6.02 Conditions to Each Revolving Extension of Credit. The agreement of each Lender to make any Revolving Extension of Credit requested to be made by it on any date (including its initial Revolving Extension of Credit) is subject to the satisfaction of the following conditions precedent:
          (a) Collateral.
     (i) Until the first date on which the Initial Collateral Coverage Ratio shall be equal to or greater than 3.00 to 1.00, the grant of a perfected first priority security interest (subject to Liens to the extent permitted by Section 5.05) in assets referred to in the Initial Collateral Package or that are acceptable to the Administrative Agent as may be required to result in a Section 6.02(a) Collateral Coverage Ratio as of the date of such Revolving Extension of Credit of not less than 3.00 to 1.00 (including in the denominator of such ratio, such proposed Revolving Extension of Credit); and
     (ii) the Collateral Coverage Ratio shall be equal to or greater than 1.75 to 1.00 after giving pro forma effect to the requested Revolving Extension of Credit.
          (b) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Revolving Extension of Credit, such representations and warranties shall continue to be true and correct as of such specified earlier date.
          (c) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.
ARTICLE VII
EVENTS OF DEFAULT
     Section 7.01 Events of Default. If one or more of the following events of default (“Events of Default”) shall occur and be continuing:
          (a) the Borrower shall default in any payment of principal of any Loan or any Reimbursement Obligation when and as the same shall become due and payable, or the Borrower shall default in any payment of interest on any Loan, or in the payment of any fees or other amounts, when and as the same shall become due and payable, and such default shall continue for a period of three (3) Business Days; or
          (b) any representation or warranty, or certification made by the Borrower herein or any statement or representation or certification made or deemed to be made pursuant to ARTICLE III or ARTICLE VI shall prove to have been incorrect in any material respect when made; or

          (c) (i) any material provision of a Security Document shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or (ii) except as provided in clause (c)(iii), any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby or (iii) any Lien created by any of the Security Documents with respect to Collateral the PV9 or Risked Fair Market Value of which is less than $50,000,000 shall cease to be enforceable and of the same effect and priority purported to be created thereby and such circumstance continues for thirty days; or
          (d) any Loan Party shall default in the observance or performance of any agreement contained in Section 4.02(a), Section 4.03(a) (with respect to the Borrower only), ARTICLE V of this Agreement or Sections 5.4 and 5.6(b) of the Guarantee and Collateral Agreement; or
          (e) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a), (b), (d) and (e) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Majority Lenders specifying such default and requiring it to be remedied; or
          (f) the Borrower or any Significant Subsidiary shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created as and when the same shall become due and payable whether at maturity, upon redemption, by declaration or otherwise; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, and such default shall have resulted in such Indebtedness becoming due and payable prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (f) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (f) shall have occurred and be continuing with respect to Indebtedness the aggregate outstanding principal amount of which is $100,000,000 or more; or
          (g) any Loan Party shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of its property, (ii) admit in writing its inability to pay its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under any Bankruptcy Law, (v) file a petition seeking to take advantage of any other law providing for similar relief of debtors, or (vi) consent or acquiesce in writing to any petition duly filed against it in any involuntary case under any Bankruptcy Law; or
          (h) a proceeding or case shall be commenced, without the application or consent of a Loan Party, in any court of competent jurisdiction seeking (i) its liquidation,

reorganization, dissolution or winding up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of its assets, or (iii) similar relief in respect of it, under any law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of sixty (60) days (or such longer period, so long as such Loan Party shall be taking such action in good faith as shall be reasonably necessary to obtain the timely dismissal or stay of such proceeding or case); or an order for relief shall be entered in an involuntary case under any applicable Bankruptcy Law, against any Loan Party; or
          (i) there is entered against the Borrower or any Significant Subsidiary one or more final non-appealable judgments for the payment of money in an aggregate amount in excess of $100,000,000 (net of insurance coverage which is reasonably expected to be paid by the insurer), and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Significant Subsidiary to enforce any such judgment; or
          (j) (i) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a liability which would have a material adverse effect on the business, assets, operations, prospects or conditions, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole; or
          (k) the guarantee contained in ARTICLE 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or
          (l) any Change of Control shall occur;
then, and in any such event, (A) if such event is an Event of Default specified in paragraph (g) or (h) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of LC Exposure, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of LC Exposure, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.
ARTICLE VIII
THE AGENTS
     Section 8.01 Powers. Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as its agent under this Agreement and the other Loan Documents. The Administrative Agent shall have and may exercise such powers hereunder and under the other Loan Documents executed and delivered pursuant to the terms hereof as are specifically delegated to the Administrative Agent by the terms hereof or under the other Loan Documents, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall have no duties or responsibilities except those expressly set forth in this Agreement, and shall not by reason of this Agreement have a fiduciary relationship with any Lender. No implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.
     Section 8.02 Agent’s Reliance, Etc. Neither any Agent nor any of their respective Related Parties shall be liable for any action lawfully taken or omitted to be taken by any of them hereunder or under any other Loan Document executed and delivered pursuant to the terms hereof or in connection herewith or therewith (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct).
     Section 8.03 No Responsibility for Recitals, Etc. The Administrative Agent shall not be responsible to the Lenders for any recitals, statements, warranties or representations made by any Loan Party or any officer thereof contained in this Agreement or under any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document executed and delivered pursuant to the terms hereof, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document executed and delivered pursuant hereto or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be bound to ascertain or inquire as to the performance or observance of any of the terms of this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

     Section 8.04 Right to Indemnity. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder or under any agreement executed and delivered pursuant to the terms hereof unless it shall first be indemnified (upon requesting such indemnification) to its satisfaction by the Lenders against any and all liability and expense which it may incur by reason of taking or continuing to take any such action. The Lenders agree to indemnify each Agent and its officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”), to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so under this Agreement, ratably in accordance with their respective Applicable Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Total Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with the foregoing (including the costs and expenses which the Borrower is obligated to pay under this Agreement but excluding, unless an Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents; provided no such liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement results from the Agent Indemnitee’s gross negligence or willful misconduct (as determined by a final and nonappealable decision of a court of competent jurisdiction); provided, however, that, in the event the Administrative Agent receives indemnification from the Lenders hereunder with respect to costs and expenses which the Borrower is obligated to pay under this Agreement, the Administrative Agent shall remit to the Lenders the amount of such costs and expenses to the extent subsequently paid by the Borrower, such remittance to be in accordance with the proportionate amount of the indemnification made by each respective Lender. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
     Section 8.05 Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting or refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Majority Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and all future holders of the Loan.
     Section 8.06 Employment of Agents. The Administrative Agent may employ agents and attorneys-in-fact and shall not be answerable, except as to money or securities received by them or their authorized agents, for the default, negligence or misconduct of any such agent or attorney-in-fact selected by it with reasonable care. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through such agents and attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.

     Section 8.07 Reliance on Documents. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon (a) any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and (b) the advice and statements of legal counsel (including counsel to the Borrower) with respect to legal matters, independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a notice of the assignment, negotiation or transfer thereof satisfactory to the Administrative Agent signed by such payee shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.
     Section 8.08 Rights as a Lender. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers hereunder and under the other Loan Documents as any Lender, and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall, unless the context otherwise indicates, include each Agent in its individual capacity. Each Agent and its respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with any Loan Party as if it were not an Agent.
     Section 8.09 Non-Reliance on Agents or other Lenders. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or on any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and decision to enter into this Agreement and that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by any Loan Party of this Agreement or any other document referred to or provided for herein or therein or to inspect the properties or books of any Loan Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may at any time come into possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.
     Section 8.10 Events of Default. If the Administrative Agent receives knowledge or notice of any Default or Event of Default, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder until it shall have received a written notice from the Borrower or any Lender referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “Notice of Default.” The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
     Section 8.11 Successor Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign upon 30 days’ notice to the Lenders and the Borrower. Upon any such resignation, the Majority Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7.01(a), Section 7.01(g) or Section 7.01(h) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers, privileges and duties of the retiring Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Majority Lenders appoint a successor agent as provided for above. After an Administrative Agent’s resignation hereunder, the provisions of this ARTICLE VIII and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent.
     Section 8.12 Syndication Agent. Nothing contained in this Agreement shall be construed to impose any responsibility, obligation or duty whatsoever hereunder on any Syndication Agent.
     Section 8.13 Act in its Own Name. Notwithstanding any provision to the contrary in any Loan Document, in relation to the Dutch Parallel Debts and any Lien governed by Dutch law (including the Netherlands Pledge Agreement): (a) the Administrative Agent shall act in its own name and not as agent of any Credit Party (but always for the benefit of the Credit Parties in accordance with the provisions of the Loan Documents); (b) the rights, powers and authorities vested in the Administrative Agent pursuant to the Loan Documents are subject to any restrictions imposed by mandatory Dutch law; and (c) the Administrative Agent shall be entitled to accept the Dutch Parallel Debts on behalf of each of the Credit Parties, notwithstanding the foregoing.
     Section 8.14 Further Assurance for Dutch Parallel Debts. If the Administrative Agent resigns in accordance with this ARTICLE VIII, each Obligor shall execute such documents and take all such other action as is necessary or (in the opinion of the Administrative Agent) desirable in connection with the substitution, in accordance with applicable law, of the successor Administrative Agent as creditor of the Dutch Parallel Debts and as beneficiary of any Lien securing the Dutch Parallel Debts.
ARTICLE IX
MISCELLANEOUS
     Section 9.01 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
          (a) if to the Borrower, to it at 1201 Lake Robbins Drive, The Woodlands, Texas 77380, Attention of the Assistant Treasurer, Telecopy No. 832-636-8214; messenger delivery to 1201 Lake Robbins Drive, The Woodlands, Texas 77380; with a copy to John Montanti, Telecopy No. 832-636-5364; messenger delivery to 1201 Lake Robbins Drive, The Woodlands, Texas 77380;
          (b) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., 1111 Fannin Street, Floor 10, Houston, Texas 77002-6925, Attention of Monica M Espitia, Facsimile No.: 713-427-6307; with a copy to Robert Traband, Facsimile No.: 713-216-8870;
          (c) if to JPMorgan Chase Bank, N.A., as an Issuing Lender, to it at JPMorgan Chase Bank, N.A., c/o JPMorgan Treasury Services, 10420 Highland Manor Drive, 4th Floor, Tampa, Florida 33610-9128, Attention of Standby Letter of Credit Dept., Attention of James E Alonzo, Facsimile No.: 813-432-5161;
          (d) if to a Swingline Lender, to it at the address set forth in paragraph (b) above or (e) below, as the case may be; or
          (e) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
     Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
     Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to ARTICLE II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
     Section 9.02 Waivers; Amendments.

          (a) No failure or delay by the Administrative Agent, any Issuing Lender, any Swingline Lender or any Lender in exercising any right or power hereunder or under the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, any Issuing Lender, any Swingline Lender and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, to the fullest extent permitted by applicable law, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Event of Default, regardless of whether the Administrative Agent, any Lender, any Issuing Lender or any Swingline Lender may have had notice or knowledge of such Event of Default at the time.
          (b) None of this Agreement, any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) forgive the principal amount of any Loan or extend the Termination Date, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof (it being understood that prepayments under Section 2.08 are not “scheduled” dates of payment), or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 9.02 without the written consent of each Lender directly affected thereby or any Person party to a Specified Swap Agreement if such Person or its Affiliate is not then a Lender; (iii) reduce any percentage specified in the definition of Majority Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, in each case without the written consent of all Lenders; (iv) release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (v) amend, modify or waive any provision of Section 2.12 without the written consent of each Lender; (vi) amend, modify or waive any provision of ARTICLE VIII or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent; (vii) amend, modify or waive any provision of Section 9.13 or 9.14 without the written consent of the Administrative Agent and each Issuing Lenders (and in the case of the percentage specified in clause (iii) of Section 9.13, such amendment shall require consent of the Majority Lenders (with the percentage in such definition being deemed 75% for this purpose)); (viii) amend, modify or waive any provision of Section 2.05 without the written consent of each Issuing Lender directly affected thereby; (ix) amend, modify or waive any provision of Section 2.21 without the written consent of each Swingline

Lender directly affected thereby or (x) subordinate or alter the pro rata sharing provisions in any manner adversely to any Lender or any other Person party to a Specified Swap Agreement if such Person or its Affiliate is not then a Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
          (c) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Majority Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Majority Lenders.
     Section 9.03 Expenses; Indemnity; Damage Waiver.
          (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent or the Arrangers, in connection with the syndication (prior to the date hereof) of the Total Commitments, the preparation, execution, delivery and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or the Arrangers, any Issuing Lender or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Lender or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Notwithstanding anything to the contrary, the Borrower shall not have any obligation to pay the fees or expenses of any Lender or the Administrative Agent in connection with any assignment of, or the grant of any participation in, any rights of a Lender under or in connection with this Agreement; provided that the provisions of this sentence shall not apply to any Lender substituted for a Defaulting Lender pursuant to Section 9.13.
          (b) The Borrower shall indemnify the Administrative Agent, the Arrangers, each Issuing Lender, each Swingline Lender, each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each

Indemnitee harmless from, any and all losses, penalties, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by the Borrower or any Subsidiary, or any environmental liability related in any way to the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, penalties, claims, damages, liabilities or related expenses are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, unlawful conduct or willful misconduct of such Indemnitee.
          (c) To the extent that the Borrower fails to pay any amount required to be paid by them to the Administrative Agent, any Issuing Lender or any Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Issuing Lender or such Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Administrative Agent, such Issuing Lender or such Swingline Lender in its capacity as such.
          (d) All amounts due under this Section 9.03 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 9.03 shall be submitted to Randy Tonnesen (Telephone No. 832-636-7078) (Telecopy No. 832-636-5364), at the address of the Borrower set forth in Section 9.01, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 9.03 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.
     Section 9.04 Successors and Assigns.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person

(other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agents, each Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than the Borrower or its Affiliates, each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
     (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;
     (B) the Administrative Agent;
     (C) each Issuing Lender; and
     (D) each Swingline Lender.
     (ii) Assignments shall be subject to the following additional conditions:
     (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 7.01(a), (b), (g) or (h) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;
     (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and, unless each of the Borrower and the Administrative Agent otherwise consent, shall result in the assigning Lender having no less than $10,000,000 in Commitments and Loans after giving effect to such assignment;
     (C) (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent;
     (D) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and
     (E) without the prior written consent of the Administrative Agent, no assignment shall be made to a prospective Assignee that bears a relationship to the Borrower described in Section 108(e)(4) of the Code.
     For the purposes of this Section 9.04, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) a Person or an Affiliate of a Person that administers or manages a Lender.
     (i) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.15 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
     (ii) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York City, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and LC Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, each Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (iii) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b)(ii)(C) of this Section and upon satisfaction of the additional conditions set forth in paragraph (b)(ii) of this Section and any written consent to such assignment required by paragraph (b)(i) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register maintained at the New York office of the Administrative Agent. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (c) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities other than the Borrower or its Affiliates (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Administrative Agent, each Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (D) without the prior written consent of the Administrative Agent, no participation shall be sold to a prospective Participant that bears a relationship to the Borrower described in Section 108(e)(4) of the Code. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso in Section 9.02(b) and (2) directly affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.15 and 2.20 (subject to the requirements and limitations therein, including the requirements under Section 2.15(f) (it being understood that the documentation required under Section 2.15(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.13 and 2.15 as if it were an assignee under paragraph (b) of this Section, (B) shall not be entitled to receive any greater payment under Sections 2.13 or 2.15, with respect to any participation, than its participating Lender would have been entitled to receive, unless the sale of such participation to the Participant was made with the Borrower’s prior written consent. No Participant will be entitled to the benefits of Section 2.15 unless, at the time such Participant claims such benefits, such Participant has complied with Section 2.15(f) as though it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant shall be subject to Section 2.12 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or is otherwise required by law. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System, and to a trustee for the benefit of holders of debt securities issued by such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
          (e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.
     Section 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein, in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Lender or any Lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of ARTICLE VIII, Section 2.13, Section 2.15, Section 2.20, Section 9.03, this Section 9.05, Section 9.09 and Section 9.10 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other provision hereof.
     Section 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
     Section 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     Section 9.08 Setoff. In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law upon any of the Obligations becoming due and payable by the Borrower (whether at stated maturity, by acceleration or otherwise) after the occurrence of and during the continuation of an Event of Default, to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any Affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.
     Section 9.09 Governing Law; Jurisdiction; Consent to Service of Process.
          (a) THIS AGREEMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
          (b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the Supreme Court of the State of New York, sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from either thereof, in any action or proceeding arising out of or relating to this Agreement, the Notes, or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any of the other agents, any Issuing Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
          (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     Section 9.12 Confidentiality. The Administrative Agent, each Issuing Lender and the Lenders agrees to maintain the confidentiality of the Information (as defined below), provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, or (j) if agreed by the Borrower in its sole discretion, to any other Person. For the purposes of this Section, “Information” means all information received from the

Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Lender, or any Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.
     All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.
     Section 9.13 Replacement of Lenders. If any Lender (i) requests reimbursement for amounts owing pursuant to Section 2.13 or 2.15, (ii) becomes a Defaulting Lender or (iii) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Majority Lenders (with the percentage in such definition being deemed to be 75% for this purpose) has been obtained), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions and consent requirements contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, each Issuing Lender), which consent shall not unreasonably be withheld, (y) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (z) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
     Section 9.14 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
          (a) fees shall cease to accrue on the Available Commitment of such Defaulting Lender pursuant to Section 2.04;
          (b) the Commitment and Revolving Extensions of Credit of such Defaulting Lender shall not be included in determining whether all Lenders or the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02), provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of each Lender affected thereby;
          (c) if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:
     (i) all or any part of the Swingline Exposure or LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Extensions of Credit plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;
     (ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent, (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of each Issuing Lender only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in ARTICLE II for so long as such LC Exposure are outstanding;
     (iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.04 with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure are cash collateralized;
     (iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.04 shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and
     (v) if all or any portion of such Defaulting Lender’s LC Exposure are neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Lender or any other Lender hereunder, all letter of credit fees payable under 2.04 with respect to such Defaulting Lender’s LC Exposure shall be payable to each Issuing Lender until and to the extent that such LC Exposure are reallocated and/or cash collateralized; and
          (d) so long as such Lender is a Defaulting Lender, no Swingline Lender shall be required to fund any Swingline Loan and no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, in each case unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 9.14(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 9.14(c)(i) (and such Defaulting Lender shall not participate therein).
     If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) any Swingline Lender or Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, such Swingline Lender shall not be required to fund any Swingline Loan and such Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless such Swingline Lender or Issuing Lender shall have entered into arrangements with the Borrower or such Lender, satisfactory to such Swingline Lender or Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.
     In the event that the Administrative Agent, the Borrower, each Swingline Lender and each Issuing Lender agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
     Section 9.15 USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA Patriot Act.
     Section 9.16 Acknowledgements. The Borrower hereby acknowledges that:
          (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
          (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and

Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
          (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.
     Section 9.17 Releases of Guarantees and Liens.
          (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 9.02) to take any action requested by the Borrower having the effect of releasing any Collateral or its Guarantee Obligations under the Security Documents (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 9.02 or (ii) under the circumstances described in Section 9.17(b).
          (b) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Specified Swap Agreements or Specified Cash Management Agreements) shall have been paid in full, the Total Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.
[SIGNATURES BEGIN ON NEXT PAGE]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

ANADARKO PETROLEUM CORPORATION
By:	/s/ Bruce W. Busmire
	Name:	Bruce W. Busmire
	Title:	Vice President, Finance and Treasurer

[Signature Page – $5,000,000,000 Revolving Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender
By:	/s/ Robert Traband
	Name:	Robert Traband
	Title:	Managing Director

[Signature Page — $5,000,000,000 Revolving Credit Agreement]

Bank of America, N.A., as a Lender
By:	/s/ Ronald E. McKaig
	Name:	Ronald E. McKaig
	Title:	Senior Vice President

[Signature Page — $5,000,000,000 Revolving Credit Agreement]

THE BANK OF NEW YORK MELLON, as a Lender
By:	/s/ Hussam S. Alsahlani
	Name:	Hussam S. Alsahlani
	Title:	Senior Associate

[Signature Page — $5,000,000,000 Revolving Credit Agreement]

The Bank of Nova Scotia, as a Lender
By:	/s/ John Frazell
	Name:	John Frazell
	Title:	Director

[Signature Page — $5,000,000,000 Revolving Credit Agreement]

The Bank of Tokyo-Mitsubishi UFJ, LTD., New York Branch
By:	/s/ Ravneet Mumick
	Name:	Ravneet Mumick
	Title:	Authorized Signatory

[Signature Page — $5,000,000,000 Revolving Credit Agreement]

Barclays Bank PLC, as a Lender
By:	/s/ Ann E. Sutton
	Name:	Ann Sutton
	Title:	Director

[Signature Page — $5,000,000,000 Revolving Credit Agreement]

BNP Paribas, as a Lender
By:	/s/ Russell Otts
	Name:	Russell Otts
	Title:	Director

By:	/s/ Courtney Kubesch
	Name:	Courtney Kubesch
	Title:	Vice President

[Signature Page — $5,000,000,000 Revolving Credit Agreement]

Citibank, N.A., as a Lender
By:	/s/ John Miller
	Name:	John Miller
	Title:	Attorney-in-Fact

[Signature Page — $5,000,000,000 Revolving Credit Agreement]

Credit Suisse AG, Cayman Islands Branch, as a Lender
By:	/s/ Shaheen Malik
	Name:	Shaheen Malik
	Title:	Vice President

By:	/s/ Vipul Dhadda
	Name:	Vipul Dhadda
	Title:	Associate

[Signature Page — $5,000,000,000 Revolving Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender
By:	/s/ Philippe Sandmeier
	Name:	Philippe Sandmeier
	Title:	Managing Director

By:	/s/ Ming K. Chu
	Name:	Ming K. Chu
	Title:	Vice President

[Signature Page — $5,000,000,000 Revolving Credit Agreement]

DNB NOR BANK ASA, as Syndication Agent and as a Lender
By:	/s/ Nikolai A. Nachamkin
	Name:	Nikolai A. Nachamkin
	Title:	Senior Vice President

By:	/s/ Philip F. Kurpiewski
	Name:	Philip F. Kurpiewski
	Title:	Senior Vice President

[Signature Page — $5,000,000,000 Revolving Credit Agreement]

Goldman Sachs Bank USA, as a Lender
By:	/s/ Teri Streusand
	Name:	Teri Streusand
	Title:	Authorized Signatory

[Signature Page — $5,000,000,000 Revolving Credit Agreement]

MORGAN STANLEY BANK, N.A., as a Lender
By:	/s/ Ryan Vetsch
	Name:	Ryan Vetsch
	Title:	Authorized Signatory

[Signature Page — $5,000,000,000 Revolving Credit Agreement]

The Royal Bank of Scotland plc, as a Lender
By:	/s/ David Slye
	Name:	David Slye
	Title:	Director

[Signature Page — $5,000,000,000 Revolving Credit Agreement]

Societe Generale, as a Lender
By:	/s/ Stephen W. Warfel
	Name:	Stephen W. Warfel
	Title:	Managing Director

[Signature Page — $5,000,000,000 Revolving Credit Agreement]

Standard Chartered Bank, as a Lender
By:	/s/ Brendan Herley
	Name:	Brendan Herley A2556
	Title:	Director

By:	/s/ Robert K. Reddington
	Name:	Robert K. Reddington
	Title:	AVP/Credit Documentation Credit Risk Control Standard Chartered Bank N.Y.

[Signature Page — $5,000,000,000 Revolving Credit Agreement]

UBS LOAN FINANCE LLC, as a Lender
By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director

By:	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Associate Director

[Signature Page — $5,000,000,000 Revolving Credit Agreement]

Wells Fargo Bank, N.A., as a Lender
By:	/s/ Christina Faith
	Name:	Christina Faith
	Title:	Director

[Signature Page — $5,000,000,000 Revolving Credit Agreement]

EXHIBIT A
FORM OF NOTE
__________________, 201__
     For value received, Anadarko Petroleum Corporation, a corporation formed under the laws of the State of Delaware (the “Borrower”), promises to pay to ________________ or its registered assigns (the “Lender”) at the office of JPMorgan Chase Bank, N.A. specified in Section 2.12(a) of the $5,000,000,000 Revolving Credit Agreement, dated as of September 2, 2010, among the Borrower, the Lender, the several other banks party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and the Syndication Agents named therein (as may be amended, supplemented or modified from time to time hereafter, the “Agreement;” terms defined in the Agreement shall have their defined meanings when used in this Note), in lawful money of the United States of America the principal amount of ______* DOLLARS ($____*) or, if less than such principal amount, the aggregate unpaid principal amount of all Loans made by the Lender to the undersigned pursuant to Section 2.01 of the Agreement. Such principal shall be payable on the date or dates specified in Section 2.02 of, or elsewhere in, the Agreement. The undersigned further agrees to pay interest at said office, in like money, on the unpaid principal amount owing hereunder from time to time from the period commencing on the date of such Loan until such Loan shall be paid in full at the rates specified in Section 2.09(a) of the Agreement. Such interest shall be payable on the dates specified in Section 2.09(a) of the Agreement. The date, Type and amount of each Loan made by the Lender pursuant to Section 2.01 of the Agreement, each continuation of all or a portion thereof to another Type and the date and amount of each payment of principal with respect thereto shall be endorsed by the holder of this Note on Schedule A annexed hereto, which holder may add additional pages to such Schedule. No failure to make or error in making any such endorsement as authorized hereby shall affect the validity of the obligations of the Borrower hereunder or the validity of any payment hereof made by the Borrower.
     This Note is one of the Notes referred to in the Agreement and is entitled to the benefits thereof and is subject to prepayment in whole or in part as provided therein.
     Upon the occurrence of any one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note may be declared to be immediately due and payable as provided in the Agreement.
     THIS NOTE, THE RIGHTS AND OBLIGATIONS OF THE BORROWER UNDER THIS NOTE AND ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATED TO THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

ANADARKO PETROLEUM CORPORATION
By:
Name:
Title:

*	Insert amount of Lender’s Commitment
Exhibit A
Form of Note

SCHEDULE A
LOANS AND REPAYMENTS

Amount of
	Amount	Type of	Interest	Principal	Notation
Date	of Loan	Loan	Rate	Repaid	Made by

Exhibit A
Form of Note

EXHIBIT C
FORM OF
COMPLIANCE CERTIFICATE
          This Compliance Certificate is delivered pursuant to Section 4.01(b) of the $5,000,000,000 Revolving Credit Agreement, dated as of September 2, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Anadarko Petroleum Corporation (the “Borrower”), the Lenders party thereto, the Syndication Agents named therein and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
          1. I am the duly elected, qualified and acting [insert title of a Financial Officer of the Borrower] of the Borrower.
          2. I have reviewed and am familiar with the contents of this Certificate.
          3. I have reviewed the terms of the Credit Agreement and the Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default[, except as set forth below].
          4. Attached hereto as Attachment 2 are the computations showing compliance with the covenants set forth in Section 5.01 of the Credit Agreement.
          IN WITNESS WHEREOF, I have executed this Certificate this _____ day of ____, 201_.

Name:
Title:

Exhibit C
Form of Compliance Certificate

Attachment 1
to Compliance Certificate
[Attach Financial Statements]
Exhibit C
Form of Compliance Certificate

Attachment 2
to Compliance Certificate
     The information described herein is as of ______ ___, 201__, and pertains to the period from _________, ___, 20__ to ________________ ___, 201__.
[Set forth Covenant Calculations]
Exhibit C
Form of Compliance Certificate

EXHIBIT D
FORM OF
CLOSING CERTIFICATE
          Pursuant to Section 6.01(e) of the $5,000,000,000 Revolving Credit Agreement, dated as of September 2, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Anadarko Petroleum Corporation (the “Borrower”), the Lenders party thereto, the Syndication Agents named therein and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), the undersigned [INSERT TITLE OF OFFICER] of [INSERT NAME OF BORROWER/ GRANTOR / GUARANTOR] (the “Certifying Party”) hereby certifies as follows:
1. The representations and warranties of the Certifying Party set forth in each of the Loan Documents in effect as of the Closing Date to which it is a party or which are contained in any certificate furnished by or on behalf of the Certifying Party pursuant to any of the Loan Documents in effect as of the Closing Date to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.
2. ___________________ is the duly elected and qualified [Corporate Secretary] [Assistant Secretary] of the Certifying Party and the signature set forth for such officer below is such officer’s true and genuine signature.
3. No Default or Event of Default has occurred and is continuing as of the date hereof. [Borrower only]
4. The conditions precedent set forth in Section 6.01 of the Credit Agreement were satisfied as of the Closing Date. [Borrower only]
     The undersigned [Corporate Secretary] [Assistant Secretary] of the Certifying Party certifies as follows:
5. There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Certifying Party, nor has any other event occurred adversely affecting or threatening the continued corporate existence of the Certifying Party.
6. The Certifying Party is a [corporation] duly [incorporated / formed], validly existing and in good standing under the laws of the jurisdiction of its organization.
7. Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the [Board of Directors] of the Certifying Party on _________________; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are
Exhibit D
Form of Closing Certificate

the only resolutions of the Certifying Party now in force relating to or affecting the matters referred to therein.
8. Attached hereto as Annex 2 is a true and complete copy of the [By-Laws] of the Certifying Party as in effect on the date hereof.
9. Attached hereto as Annex 3 is a true and complete copy of the [Certificate of Incorporation] of the Certifying Party as in effect on the date hereof.
10. The persons set forth in Annex 4 attached hereto are now duly elected and qualified officers of the Certifying Party holding the offices indicated next to their respective names, and the signatures appearing opposite their respective names are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Certifying Party each of the Loan Documents to which it is a party and any certificate or other document to be delivered by the Certifying Party pursuant to the Loan Documents to which it is a party.
Exhibit D
Form of Closing Certificate

     IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date set forth below.

Name:	Name:
Title:	Title: [Corporate Secretary] [Assistant Secretary]
Date: _______________, 2010
Exhibit D
Form of Closing Certificate

Annex 1 to
Closing Certificate
[Attach Resolutions]
Exhibit D
Form of Closing Certificate

Annex 2 to
Closing Certificate
[Attach [By-Laws]]
Exhibit D
Form of Closing Certificate

Annex 3 to
Closing Certificate
[Attach Certified Copy of [Certificate of Incorporation]]
Exhibit D
Form of Closing Certificate

Annex 4 to
Closing Certificate
Incumbency Certificate

Name	Office	Signature

Exhibit D
Form of Closing Certificate

EXHIBIT F
FORM OF
ASSIGNMENT AND ASSUMPTION
          Reference is made to the $5,000,000,000 Revolving Credit Agreement, dated as of September 2, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Anadarko Petroleum Corporation (the “Borrower”), the Lenders party thereto, the Syndication Agents named therein and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
          The Assignor identified on Schedule l hereto (the “Assignor”) and the Assignee identified on Schedule l hereto (the “Assignee”) agree as follows:
1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to the credit facility set forth on Schedule 1 hereto, in a principal amount as set forth on Schedule 1 hereto.
2. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Affiliates or any other obligor or the performance or observance by the Borrower, any of its Affiliates or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto.
3. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Assumption; (b) represents and warrants that it does not bear a relationship to the Borrower as described in Section 108(e)(4) of the Code; (c) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 3.05 or 4.01 thereof, as the case may be, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (d) agrees that it will, independently and without reliance upon the Assignor, the Agents or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (e) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished
Exhibit F
Form of Assignment and Assumption

pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (f) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 2.15(f) of the Credit Agreement.
4. The effective date of this Assignment and Assumption shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).
5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date.
6. From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement.
7. This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.
          IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.
Exhibit F
Form of Assignment and Assumption

Schedule 1
to Assignment and Assumption with respect to
the $5,000,000,000 Revolving Credit Agreement, dated as of September 2, 2010
(as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Anadarko Petroleum Corporation (the “Borrower”), the Lenders party thereto, the
Syndication Agents named therein and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
Name of Assignor: _______________________
Name of Assignee: _______________________
Effective Date of Assignment: _________________

Principal
Credit Facility Assigned	Amount Assigned	Commitment Percentage Assigned

Revolving Facility	$	______.____________	%

[Name of Assignee]		[Name of Assignor]

By:		By:

Name:		Name:
Title:		Title:

Accepted for Recordation in the Register:		Required Consents (if needed):

	, as	ANADARKO PETROLEUM CORPORATION
Administrative Agent

By:		By:

Name:		Name:
Title:		Title:

, as
Administrative Agent

By:

Name:
Title:
Exhibit F
Form of Assignment and Assumption

, as
Issuing Lender
By:
Name:
Title:

Exhibit F
Form of Assignment and Assumption

EXHIBIT H
FORM OF BORROWING NOTICE
JPMorgan Chase Bank, N.A.,
as Administrative Agent
for the Lenders referred to below
270 Park Avenue
New York, NY 10017
Attention: [          ]
[Date]
Dear Sirs:
     Reference is made to the $5,000,000,000 Revolving Credit Agreement, dated as of September 2, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Anadarko Petroleum Corporation (the “Borrower”), the Lenders party thereto, the Syndication Agents named therein and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meanings. The Borrower hereby requests a borrowing of Revolving Loans under the Credit Agreement, and pursuant to Section 2.03 of the Credit Agreement the Borrower specifies the following information with respect to the borrowing of Revolving Loans requested hereby:
(A)	Principal amount of Revolving Loan[1]:____________________

(B)	Type of Revolving Loan[2]:_____________________

(C)	Borrowing Date (which is a Business Day):___________________

(D)	Interest Period[3]:_________________________

(E)	Location and number of Borrower’s account to which proceeds of borrowings are to be disbursed:______________________

[1]	Not less than $5,000,000 and an integral multiple of $1,000,000 in excess thereof.

[2]	Eurodollar Loans or Alternate Base Rate Loans.

[3]	Which must comply with the definition of “Interest Period” and end not later than the Termination Date.
Exhibit H
Form of Borrowing Notice

(F)	Determination whether the Revolving Loan or any portion thereof shall be deemed to be a Non-Principal Property Secured Loan:
     The Borrower hereby certifies that the following calculations are true and correct in all material respects.
The following calculations are as of the fiscal quarter ended ___________.[4]

1. Total assets of the Borrower and its Restricted Subsidiaries:	$

2. Less:
Current liabilities	$

Goodwill, trade names, trademarks, patents, contract intangibles	$

Unamortized debt discount and expense and other like intangibles	$

Total Consolidated Net Tangible Assets (“CNTA”)	$

3. [10% of CNTA] [5] (the Equal and Ratable Limit)	$

4. Money Borrowed Obligations as of the Borrowing Date, without giving effect to the Revolving Loans to be made pursuant to this Borrowing Notice	$

5. (F)(3) minus (F)(4)	$

6. (F)(5) minus (A)	$

The following amount of the Revolving Loans to be made pursuant to this Borrowing Notice shall be deemed to be a Non-Principal Property Secured Loan:	$	.	[6]

[4]	Fiscal quarter must have ended not earlier than 150 days prior to the requested Borrowing Date.

[5]	Or otherwise, the most restrictive test under Borrower Indentures.

[6]	If (F)(5) is greater than 0 and F(6) is greater than or equal to 0, then none of the Loans to be made pursuant to this Borrowing Notice shall be deemed to be a Non-Principal Property Secured Loan.

If (F)(5) is less than or equal to zero, then all of the Loans to be made pursuant to this Borrowing Notice shall be deemed to be a Non-Principal Property Secured Loan.

If (F)(5) is greater than 0 but (F)(6) is less than 0, then the portion of the Loans to be made pursuant to this Borrowing Notice equal to the absolute value of (F)(6) shall be deemed to be a Non-Principal Property Secured Loan.
Exhibit H
Form of Borrowing Notice

Very truly yours, ANADARKO PETROLEUM CORPORATION
By:
Name:
Title:

Exhibit H
Form of Borrowing Notice

EXHIBIT I-1
FORM OF
U.S. TAX CERTIFICATE
(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
     Reference is hereby made to the $5,000,000,000 Revolving Credit Agreement, dated as of September 2, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Anadarko Petroleum Corporation (the “Borrower”), the Lenders party thereto, the Syndication Agents named therein and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
     Pursuant to the provisions of Section 2.15(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.
     The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
     Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 201[ ]
Exhibit I
Form of U.S. Tax Certificate

EXHIBIT I-2
FORM OF
U.S. TAX CERTIFICATE
(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
     Reference is hereby made to the $5,000,000,000 Revolving Credit Agreement, dated as of September 2, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Anadarko Petroleum Corporation (the “Borrower”), the Lenders party thereto, the Syndication Agents named therein and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
     Pursuant to the provisions of Section 2.15(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.
     The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
     Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 201[ ]
Exhibit I
Form of U.S. Tax Certificate

EXHIBIT I-3
FORM OF
U.S. TAX CERTIFICATE
(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
     Reference is hereby made to the $5,000,000,000 Revolving Credit Agreement, dated as of September 2, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Anadarko Petroleum Corporation (the “Borrower”), the Lenders party thereto, the Syndication Agents named therein and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
     Pursuant to the provisions of Section 2.15(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.
     The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
     Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 201[ ]
Exhibit I
Form of U.S. Tax Certificate

EXHIBIT I-4
FORM OF
U.S. TAX CERTIFICATE
(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
     Reference is hereby made to the $5,000,000,000 Revolving Credit Agreement, dated as of September 2, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Anadarko Petroleum Corporation (the “Borrower”), the Lenders party thereto, the Syndication Agents named therein and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
     Pursuant to the provisions of Section 2.15(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.
     The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
     Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 201[ ]
Exhibit I
Form of U.S. Tax Certificate